   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              SAIGENE CORPORATION
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               8731                              91-1736814
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                              1725 220TH STREET SE
                               BOTHELL, WA 98021
                                 (206) 485-5377
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ALLAN G. COCHRANE
                                   PRESIDENT
                              1725 220TH STREET SE
                               BOTHELL, WA 98021
                                 (206) 485-5377
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                ALLEN L. MORGAN, ESQ.                                   ROBERT S. KANT, ESQ.
               DONNA M. PETKANICS, ESQ.                                RICHARD B. STAGG, ESQ.
           WILSON SONSINI GOODRICH & ROSATI                        O'CONNOR, CAVANAGH, ANDERSON,
               PROFESSIONAL CORPORATION                              KILLINGSWORTH & BESHEARES,
                  650 PAGE MILL ROAD                                 A PROFESSIONAL ASSOCIATION
             PALO ALTO, CALIFORNIA 94304                                 ONE EAST CAMELBACK
                                                                       PHOENIX, ARIZONA 85012

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                                                   PROPOSED
                                                                                    AMOUNT          MAXIMUM       AMOUNT OF
                            TITLE OF EACH CLASS OF                                  TO BE          AGGREGATE    REGISTRATION
                         SECURITIES TO BE REGISTERED                            REGISTERED(1)   OFFERING PRICE     FEE(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value................................................  1,150,000 shares   $6,900,000      $2,091
------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants ("Warrants")...................................  1,150,000 shares     115,000         35
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Warrants...............................  1,150,000 shares    7,475,000       2,265
------------------------------------------------------------------------------------------------------------------------------
Representative's Warrant......................................................   100,000 shares     10,000            3
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Representative's Warrant...............   100,000 shares     650,000          197
------------------------------------------------------------------------------------------------------------------------------
Underlying Warrants issuable upon exercise of Representative's Warrant........   100,000 shares     10,000            3
------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of Underlying Warrant.....................   100,000 shares     650,000          197
------------------------------------------------------------------------------------------------------------------------------
         Totals...............................................................  3,700,000 shares   $15,810,000     $4,791
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Includes 150,000 shares of Common Stock and 150,000 Warrants which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a).
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997

                                   PROSPECTUS
                              SAIGENE CORPORATION
                        1,000,000 SHARES OF COMMON STOCK
                                      AND

                    1,000,000 COMMON STOCK PURCHASE WARRANTS
         PURCHASABLE TOGETHER ON THE BASIS OF ONE SHARE AND ONE WARRANT

     Saigene Corporation (the "Company") is hereby offering 1,000,000 shares of its common stock (the "Common Stock") and warrants to purchase an additional 1,000,000 shares of Common Stock (the "Warrants"). The Common Stock and the Warrants offered hereby (sometimes collectively referred to herein as the "Securities") may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The initial public offering price is $6.00 per share of Common Stock and $0.10 per Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units. Each Warrant is immediately exercisable and entitles the registered holder to purchase one share of Common Stock at an exercise price of $6.50 and expires five years following the date of this Prospectus. The outstanding Warrants may be redeemed by the Company upon 30 days written notice at $0.10 per Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 for a period of any 20 trading days ending on the third day prior to the day on which the Company gives notice. See "Description of Securities."

     Prior to this offering, there has not been any public market for the Securities, and there can be no assurance that any such market will develop or, if developed, that it will be sustained. The initial public offering prices of the Securities were determined by negotiations between the Company and Dickinson & Co. as the representative (the "Representative") of the participating underwriters (the "Underwriters"). See "Underwriting," Application has been made for approval of the Common Stock and Warrants for quotation on the Nasdaq SmallCap Market under the symbols "SGEN" and "SGENW," respectively, and for
listing on the Boston Stock Exchange under the symbols "          " and
"          ," respectively. The Securities will not be listed for trading as units.
                            ------------------------
     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AS WELL AS IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION,"
COMMENCING ON PAGES   AND        , RESPECTIVELY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                                           Proceeds
                                       Price to Public      Underwriting Discounts       to Company(2)
                                                              and Commissions(1)
---------------------------------------------------------------------------------------------------------
Per Share(3).........................
---------------------------------------------------------------------------------------------------------
Per Warrant(3).......................
---------------------------------------------------------------------------------------------------------
Total(4).............................
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance to the Representative equal to 3% of the offering proceeds and 100,000 warrants (the "Representative's Warrants") to purchase up to 100,000 shares of Common Stock and 100,000 Warrants (the "Underlying Warrants"). The Underlying Warrants will be substantially identical to the Warrants offered to the public except that they will not be subject to redemption nor exercisable for a period of one year following the effective date of the Registration Statement of which this Prospectus forms a part. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of this offering payable by the Company estimated at $400,000 consisting of the non-accountable expense allowance of $183,000 and other expenses in an aggregate amount of $217,000.
(3) The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units.
(4) The Company has granted to the Underwriters the right to purchase, within 45 days from the date of this Prospectus, up to 150,000 additional shares of Common Stock and 150,000 additional Warrants on the terms set forth above solely to cover over-allotments, if any. If such option is exercised in
    full, the total Price to Public will be       , the total Underwriting
    Discounts and Commissions will be       , and the total Proceeds to Company,
    before the expenses of this offering, will be       . See "Underwriting."
                            ------------------------
     The Common Stock and Warrants are being sold by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right to reject any order, in whole or in part, and subject to certain other conditions. It is expected that delivery of the Common Stock and Warrants will be made against payment therefor at the offices of Dickinson & Co., Phoenix, Arizona or through the facilities of the Depository Trust Company
on or about             , 1997.
                            ------------------------
                                DICKINSON & CO.

                THE DATE OF THIS PROSPECTUS IS            , 1997

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     "Saigene" is a trademark of the Company. All other trademarks or service marks appearing in this Prospectus are trademarks or registered trademarks of the respective companies that utilize them.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial data appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriter's over-allotment option and outstanding warrants, options and convertible securities will not be converted or exercised. This Prospectus contains forward-looking statements, which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following Risk Factors and elsewhere in this Prospectus.

                                  THE COMPANY

     Saigene Corporation ("Saigene" or the "Company") is a biotechnology company focused on the development of portable, cost-efficient, rapid and easy to use molecular-based diagnostic tests for a variety of medical and non-medical conditions. Saigene believes that the successful commercialization of its technology will create numerous point-of-care, on-site, and in-the-field opportunities to provide diagnostic information, often in less than an hour, at lower costs than currently available alternatives.

     The Company is currently developing a number of product applications, including a sex-typing test for rare birds, a test for the detection of toxic species of harmful sea algae and a genetic probe test to determine the predisposition of humans to insulin diabetes mellitus. Saigene scientists have begun research phase programs to develop a test for detecting mutations that are specific to AZT drug-resistance in the treatment of human immune deficiency virus ("HIV"), the causative agent for AIDS and a DNA probe procedure to provide a specific test for malaria. In addition, the Company's scientists have completed the development of a periodontal disease test system, which it believes is the first rapid (approximately 30-minute) in-office test that specifically identifies microorganisms that cause various forms of periodontitis. Saigene's scientific team played a key role in developing the test while working at a predecessor company, and the Company has a right of first refusal to obtain a license from the current owner of the technology to seek United States Food and Drug Administration ("FDA") approval of the test and to commercialize and market the test with a corporate partner if such approval is obtained.

     Saigene's technology is based on the ability of DNA probes and the Company's proprietary technology to identify the presence of certain nucleic acid sequences with specificity. This identification of nucleic acid sequences provides the basis for diagnostic testing, leading to the identification of disease causing pathogens and the ability to predict disease and monitor therapy. The Company's Universal Assay System, consisting of a small, lightweight, portable analyzer and disposable cassettes, utilizes the Company's proprietary technology to perform a portfolio of molecular probe tests quickly and without extensive laboratory equipment or trained personnel. The analyzer performs "real time" analysis and provides visible results in an average of 30 to 45 minutes. The Company has several pending patent applications that cover various aspects of probe design and targeting, low temperature hybridization capability, attachment technology and solution hybridization acceleration.

     Saigene was formed in September 1996. The founders include the managers and scientists of the diagnostics division of Epoch Pharmaceuticals, Inc. ("Epoch," formerly called MicroProbe Corporation), which was incorporated in 1985. Following its formation, Saigene purchased certain assets from Epoch, including intellectual property, government grants, research contracts and laboratory equipment. All of the diagnostic tests currently in development at the Company were acquired from Epoch. The Company's scientists have collectively spent 18 years developing these tests.

     The Company's objective is to establish its Universal Assay System as the market leader for DNA-based diagnostic tests. Key elements of the Company's strategy to achieve this objective include (i) emphasizing the advantages of the system in terms of test and manufacturing costs, speed, portability, ease of use, sensitivity, accuracy, low required sample volume, variety of product detection flexibility, low requirements for specialized detection equipment and highly skilled personnel, and its capability to perform multiple tests; (ii) concentrating on establishing the effectiveness of its technology in the non-medical market where there is no requirement for governmental approvals and then applying its technology to the development of diagnostic tests for larger medical markets; (iii) collaborating with large pharmaceutical or medical companies that will assist in the research and development, marketing and distribution of the Company's products; (iv) rapidly developing new molecular probe tests as a result of the Company's ability to develop new tests within a relatively short period of time after identifying a target gene sequence; and
(v) generating recurring revenue through the sale of proprietary disposable test cassettes.

     The Company is incorporated in the state of Delaware. It maintains its principal executive offices at 1725 220th Street, SE, Suite 104, Bothell, Washington and its telephone number (206) 485-5377.

                                  THE OFFERING

Securities Offered............1,000,000 shares of Common Stock and 1,000,000
                              Warrants at a price of $6.00 per share and $0.10 per Warrant. The Securities may only be purchased together on the basis of one share of Common Stock and one Warrant. See "Description of Securities" and "Underwriting."
Common Stock Outstanding
  Before Offering(1)..........1,050,000 shares
  After Offering(1)...........2,050,000 shares
Warrants Offered..............1,000,000 Warrants
  Exercise Terms..............Each Warrant entitles the holder to purchase one share of Common Stock for $6.50, subject to
                              adjustment in certain circumstances.
  Expiration Date.............60 months from the date of this Prospectus.
  Redemption..................Subject to redemption at a price of $0.10 per
                              Warrant on 30 days written notice provided that the average closing price of the Common Stock equals or exceeds $9.00 per share for 20 trading days ending on the third day prior to the date on which the Company gives notice of redemption. See "Description of Securities -- Warrants."
Estimated Net Proceeds(2).....$4,907,000
Use of Proceeds...............Product development activities, repayment of asset purchase obligation, repayment of debt, capital equipment and general corporate purposes. See "Use of Proceeds."
Risk Factors..................The Securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors."
Nasdaq SmallCap Market
Symbols.......................Common Stock -- SGEN
                              Warrants -- SGENW
Boston Stock Exchange
Symbols.......................Common Stock --
                              Warrants --
                             SUMMARY FINANCIAL DATA

                                                       PERIOD FROM SEPTEMBER 19, 1996 (INCEPTION)   THREE MONTHS ENDED
                                                                 TO SEPTEMBER 30, 1996              DECEMBER 31, 1996
                                                       ------------------------------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Total revenue........................................                  $       --                       $   47,283
Loss from operations.................................                     (51,767)                        (195,968)
Net loss.............................................                     (51,767)                        (211,846)
Net loss per share(3)................................                  $     (.04)                      $     (.15)
Shares used in per share computations(3).............                   1,457,083                        1,457,083

                                                                                     DECEMBER 31, 1996
                                                                                ---------------------------
                                                                                  ACTUAL     AS ADJUSTED(4)
                                                                                ----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................  $  198,302     $5,105,302
Total assets..................................................................   1,401,465      6,308,465
Total long-term debt..........................................................     220,000        220,000
Stockholders' equity (deficit)................................................    (253,113)     4,653,887

---------------

(1) Excludes 350,000 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding convertible subordinated debentures and 250,000 shares to be issued to third parties. Excludes shares of Common Stock issuable upon the exercise of (i) the 1,000,000 Warrants offered hereby; (ii) the Representative's Warrants; (iii) outstanding warrants to purchase 250,000 shares of Common Stock; (iv) outstanding options to purchase 65,000 shares of the Company's Common Stock and (v) the Underwriter's over-allotment option.
(2) After deducting underwriting discounts and other expenses of this offering, including the Representative's non-accountable expense allowance.
(3) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in calculating net loss per share.
(4) As adjusted to give effect to the sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered by the Company hereby at the assumed initial public offering price of $6.00 per share and $0.10 per Warrant (and after deducting estimated underwriting discounts and estimated offering expenses).

                                  RISK FACTORS

     An investment in the securities offered hereby is highly speculative and subject to a high degree of risk, and only those who can bear the risk of the entire loss of their investment should participate. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing any Securities offered hereby.

VERY LIMITED OPERATING HISTORY; ANTICIPATED LOSSES AND UNCERTAINTY OF FUTURE PROFITABILITY

     The Company was incorporated in September 1996 and acquired the assets that constitute the base of its business in November 1996 from Epoch. The Company has a very limited operating history and has no significant source of revenues. The Company has incurred an operating loss since its inception. No assurance can be given that the Company will ever achieve profitability. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in the Company's stage of development, many of which are beyond the Company's control. These include unanticipated problems relating to the competitive and regulatory environment in which the Company operates and marketing problems and additional costs and expenses that may exceed current estimates. Potential investors should be aware of the difficulties normally encountered by new enterprises and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, delays and competition encountered in connection with the development of a business in the biotechnology industry.

     The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, will require significant capital funds. Any revenues that the Company may generate in the next six months will be limited to revenues under governmental grants that the Company has assumed from Epoch or plans to establish, revenues under contracts with third parties for research that the Company has assumed from Epoch or plans to establish, payments under research or product development relationships that the Company may establish or payments under license agreements that the Company may execute. The Company's current government grants aggregate approximately $295,000, of which $101,000 was incurred by Epoch prior to the asset purchase. The Company currently anticipates that it will begin to generate revenues from product sales in the second half of 1997. However, there can be no assurance the Company will be successful in generating product revenues or achieving other sources of revenues through collaborative relationships or licensing agreements. There also can be no assurance that the Company will be able to establish any collaborative relationships or enter into any license agreements. The Company's ability to achieve profitability depends upon its ability, either alone or with others, to successfully complete the development of its potential diagnostic products, conduct clinical trials as necessary, obtain required regulatory approvals, and manufacture and market its products or enter into license agreements for the manufacturing and marketing of its products on acceptable terms. If the Company enters into any license agreements in the future, such license agreements may adversely affect the Company's profit margins on its potential products. The Company may never achieve significant revenue or profitable operations. If the Company is not successful in achieving its operating plan in the time frame anticipated, it will need additional financing. See "-- Future Capital Needs; Uncertainty of Additional Funding" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EARLY STAGE OF DEVELOPMENT; REGULATORY AND TECHNOLOGICAL UNCERTAINTIES

     The Company has not generated any product revenue to date. The Company currently anticipates that it will begin to generate revenues from sales of its toxic algae and sex-typing tests in the second half of 1997. The Company is at an early or mid-stage of development with regard to its potential medical diagnostic products. A significant portion of the Company's resources have been and for the foreseeable future will continue to be dedicated to the Company's research programs and the development of potential diagnostic products. There can be no assurance that the Company will be able to develop any commercial products from these projects.

     The potential medical diagnostic products currently under development by the Company may require significant additional research and development and preclinical testing and, in some cases, will require extensive clinical testing prior to submission of any regulatory application for commercial use. The Company's potential medical diagnostic products are subject to the risks of failure inherent in the development of medical diagnostic products based on new technologies. These risks include the possibilities that the Company's novel approach to diagnosis will not be successful; that any or all of the Company's potential products will be found to be unsafe or ineffective or otherwise fail to receive necessary regulatory clearances; that its products will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company from marketing such products; or that third parties will market equivalent or superior products. As a result, there can be no assurance that the Company's research and development activities will result in any commercially viable products.

     The Company must negotiate a license agreement with Becton, Dickinson and Company ("Becton-Dickinson") before it can market the periodontal diagnostic test. Although the Company has a right of first refusal to negotiate a license with Becton-Dickinson, there can be no assurance the Company will be able to negotiate such a license on acceptable terms, or at all. If the Company is unable to negotiate such license, it will not be able to market the periodontal diagnostic test in its current form. The periodontal diagnostic test must be submitted to the FDA for regulatory approval before it can be marketed. See "Dependence on License for Periodontal Product."

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company will require substantial funds in order to continue its research and development programs and preclinical testing of its potential diagnostic products, to conduct clinical trials of such products, and to market any products that may be developed. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's license and supply relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of additional capital equipment. Other than the Company's revenues from government grants, contract research and development for third parties and sales of its Universal Assay System (as defined herein), the Company has no current source of revenues or commitment of capital beyond the proceeds of this offering. The financial statements of the Company contain an explanatory paragraph that states that the Company's losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. Based on its current operating plan, which anticipates entering into collaborative agreements for research and development and marketing of its products and generating revenues from product sales beginning in the second half of 1997, the Company believes that the net proceeds of this offering will be sufficient to meet the Company's operating expenses and capital requirements for approximately 18 months. However, this expectation is based on the Company's current operating plan, which could change, and the Company could require additional funding sooner than anticipated.

     If the Company is unable to achieve its operating plan or its current and projected needs change as a result of unanticipated events or otherwise, the Company will be required to obtain additional capital. The Company intends to seek any such additional funding through public or private financings or collaborative or other arrangements with corporate partners. There can be no assurance, however, that additional financing will be available from these or other sources or, if available, will be available on acceptable terms. The issuance of additional securities could be on terms more favorable to the new investors than those provided by the Securities offered hereby. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could be dilutive to the Company's stockholders. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs. Obtaining funds through arrangements with collaborative partners or others may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish. The Company's inability to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON COLLABORATORS

     The Company's strategy for the research, development and commercialization of its potential diagnostic products requires the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. Therefore, the Company will depend upon the success of these third parties in performing their responsibilities. There can be no assurance that the Company will be able to establish collaborative arrangements that the Company deems necessary or acceptable to develop and commercialize its potential products or that such collaborative arrangements will be successful. Moreover, certain of the collaborative arrangements that the Company may enter into in the future may place responsibility for preclinical testing and human clinical trials and for preparing and submitting applications for regulatory approval for potential products on the collaborative partner. The failure of a collaborative partner to develop or commercialize successfully a potential product to which it has rights would materially and adversely affect the Company's business, financial condition and results of operations. In addition, there can be no assurance that the collaborative partner will not pursue alternative competing technologies or develop competing products either on its own or in collaboration with others, including the Company's competitors, as a means of developing diagnostic processes for the diseases or disorders targeted by the Company's collaborative programs.

GOVERNMENTAL REGULATION; NO ASSURANCE OF REGULATORY CLEARANCES OR APPROVALS

     The design, manufacturing, labeling, distribution and marketing of the Company's products for human diagnostics are subject to extensive and rigorous government regulation in the United States and in other countries. In the United States and certain other countries the process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. In the United States, the FDA regulates, as medical devices, clinical diagnostic tests and reagents, as well as instruments used in the diagnosis of health conditions. The Federal Food, Drug, and Cosmetic Act governs the design, testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of many of the Company's products. In order for the Company to market its products under development in the United States, the Company must obtain clearance or approval from the FDA. There are two principal regulatory review paths for medical devices: the 510(k) premarket notification ("510(k)") process and the pre-market approval ("PMA") process. The PMA process typically requires the submission of more extensive clinical data and is costlier and more time-consuming to complete than the 510(k) process. For a detailed description of this regulatory framework, see "Business -- Government Regulation."

     The FDA regulates as medical devices, instruments, diagnostic tests and reagents that are traditionally manufactured and commercially marketed as finished test kits or equipment. Some clinical laboratories, however, choose to purchase individual reagents intended for specific analysis and develop and prepare their own finished diagnostic tests. Although neither the individual reagents nor the finished tests prepared from them by the clinical laboratories have traditionally been regulated by the FDA, the FDA has recently proposed a rule that, if adopted, would regulate the reagents sold to clinical laboratories as medical devices. This proposed rule would also restrict sales of these reagents to clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988 ("CLIA") as high complexity testing laboratories. The Company intends to market some diagnostic products as finished test kits or equipment and others as individual reagents; consequently, some or all of these products may be regulated as medical devices.

     Medical devices generally require FDA approval or clearance prior to being marketed in the United States. The process of obtaining FDA clearances or approvals necessary to market medical devices can be time consuming, expensive and uncertain, and there can be no assurance that any clearance or approval sought by the Company will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of Company's products. Further, clearances or approvals may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed. Additionally, there can be no assurance that the FDA will not require additional data, require that the Company conduct further clinical studies or obtain a PMA causing the Company to incur further costs and delay.

     The Company believes that there are no regulatory restrictions on the use and marketing of its harmful algae identification product. In the future, the Company plans to submit its harmful algae test to the Association of Analytical Chemists ("AOAC") for validation as an "Official Method" for use in Health Department and FDA food safety testing laboratories. The Company believes that its sex-typing test will be subject to no regulatory restrictions and that further developments of this test will not change the regulatory status.

     The FDA may require the HLA-IDDM test and the periodontal disease product test to be submitted as PMA applications, which would require the Company to collect substantial additional research and clinical trial data, undergo a pre-approval Good Manufacturing Practices ("GMP") inspection, and be subjected to a substantially longer process of regulatory review. The Company believes that the HIV resistance test presents a novel approach to medical diagnosis of viral load and mutant strain characterization of the HIV virus and, therefore, will be subjected to a PMA application. However, as a result of the FDA's interest to provide aid in early detection and effective treatment of HIV, the FDA has provided an expedited procedure for regulatory review of HIV related product submission. There can be no assurance that any of the Company's products will be accepted for expedited review, and if accepted for expedited review, there can be no assurance that such status will accelerate the review process, or that such status will not be rescinded by the FDA if products of other Companies receive FDA approval prior to the Company receiving its approval, are deemed by the FDA to perform substantially the same functions or provide comparable benefits.

     The Company has relied on scientific, technical, clinical, commercial and other data supplied or disclosed by others, including its collaborators, and may rely on such data in support of applications to enter field or human clinical trials for its potential products. Although the Company has no reason to believe that this information contains errors or omissions of fact, there can be no assurance that errors or omissions of fact will not be discovered in the future that would materially change the Company's view of the likelihood of FDA clearance or approval or commercial viability of these potential products. There can be no assurance that the field or clinical data from studies performed by others will be available to the Company or be acceptable to the FDA or other regulatory agencies in support of the Company's applications for regulatory approval. The FDA may, among other things, require the Company to collect additional data and conduct controlled clinical studies prior to acceptance of any such applications.

     The effect of government regulation may be to delay for a considerable period of time or prevent the marketing of any diagnostic medical device that the Company may develop. There can be no assurance that FDA or any other regulatory approval for any of the products developed by the Company will be granted on a timely basis or at all. Any such delay in obtaining or failure to obtain such approvals would adversely affect the marketing of the Company's proposed medical diagnostic products and its ability to earn product revenues or royalties from these products. As with all investigational products, additional government regulations may be promulgated requiring additional research and data to be submitted that could delay approval of the Company's potential medical diagnostic products. The Company cannot predict whether any adverse government regulation might arise from future legislation or other government action.

     Failure to comply with applicable regulatory requirements can, among other consequences, result in fines, injunctions, civil penalties, suspensions or loss of regulatory approvals, recalls or seizures of products, operating restrictions and criminal prosecutions. In particular, the FDA enforces regulations prohibiting the marketing of products for non-indicated uses. In addition, governmental regulations may be established that could prevent or delay regulatory approval of the Company's products. Delays in or failure to receive approval of products the Company plans to introduce, the loss of or additional restrictions or limitations relating to previous approvals, other regulatory action against the Company or change in the applicable regulatory climate could individually or in the aggregate have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to register as a medical device manufacturer with the FDA and will be inspected on a routine basis by the FDA for compliance with the FDA GMP regulations and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be strictly enforced in the United States and in foreign jurisdictions by comparable agencies in other countries. The Company's clinical laboratory customers are subject to CLIA, which is intended to ensure the quality and reliability of medical diagnostic testing.

     In order for the Company to market its products under development in Europe and certain other foreign jurisdictions, the Company and its distributors and agents must obtain required regulatory registrations or approvals and otherwise comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. Specifically, certain foreign regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to commence sales in Europe, the Company will be required to obtain ISO 9001 certification and after mid-1998, the Company will be prohibited from selling its products in Europe until such time as the Company receives CE Mark certification, which is an international symbol of quality and compliance with applicable European medical devices directives. There can be no assurance that the Company will be successful in meeting such certification requirements. Failure to receive CE Mark certification or other foreign regulatory approvals could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will obtain other required regulatory registrations or approvals in such countries, that it will not be required to incur significant costs in obtaining other required regulatory registrations or approvals in such countries or that it will not be required to incur significant costs in obtaining or maintaining such regulatory registrations or approvals. Delays in receipt of registrations or approvals to market the Company's products under development, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

     In addition to these regulations, the Company is subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions and environmental matters. There can be no assurance that such laws and regulations will not in the future have a material adverse effect upon the Company's business, financial condition and results of operations.

UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACHES; NEED FOR ADDITIONAL RESEARCH AND DEVELOPMENT

     The Company intends to develop its products for diagnostic applications. The Company's diagnostic products involve several new technologies, including a complex chemical synthesis process necessary to create DNA probe assays. As the Company's assay tests are used, it is possible that previously unrecognized defects will emerge. In addition, DNA probe assays are tested only on a random sample basis, and quality problems could develop with the untested assays. Further, in order for the Company to address new applications for its medical diagnostic products, the Company may be required to change the features of its Universal Assay System. There can be no assurance that the Company will be able to validate or achieve the improvements in the components of its medical diagnostic products system necessary for successful commercialization. The Company's medical diagnostic products technology will compete against well-established techniques and enhancements to such techniques for analyzing genes and for diagnostics. There can be no assurance that the Company's medical diagnostic products will compete successfully against existing or new techniques. Furthermore, there can be no assurance that the Company's medical diagnostic products technology will be useful in providing information on the function of genes or for the analysis of larger sequences of genes.

     The development of diagnostic products will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include possibilities that any products based on these technologies will be found to be ineffective, unreliable or unsafe or otherwise fail to receive necessary regulatory clearances; that such products will be difficult to manufacture on a large scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its collaborative partners from marketing such products; or that third parties will market superior or equivalent products.

Furthermore, there can be no assurance that the Company's research and development activities will result in any commercially viable products. See "Business -- Technology."

UNCERTAINTY OF MARKET ACCEPTANCE

     The commercial success of the Company's diagnostic products will depend upon market acceptance by academic research centers, pharmaceutical and biotechnology companies, and reference laboratories. Market acceptance will depend on many factors, including convincing researchers that the Company's diagnostic products are an attractive alternative to current technologies for the acquisition, analysis and management of genetic information; the receipt of regulatory clearances in the United States, Europe, Japan and elsewhere; the need for laboratories to license other technologies, such as amplification technologies that may be required to use the Company's diagnostic products for certain applications; and the availability of new proprietary markers that may be important to the diagnosis, monitoring and treatment of disease for incorporation in the Company's probe assays. Market acceptance may be adversely affected by ethical concerns that may limit the use of the Company's medical diagnostic products for certain diagnostic applications or the analysis of genetic information. Market acceptance of the Universal Assay System could also be adversely affected by limited funding available for academic research centers and other research organizations that are the potential customers for the Company's diagnostic products. See "Business."

DEPENDENCE ON LICENSE FOR PERIODONTAL DISEASE TEST

     A third party owns the patent rights to the technology necessary for the Company to commercialize the periodontal disease test in its current form. The Company has a right of first refusal to license the technology to obtain the necessary regulatory approvals and to market, use and sell the periodontal diagnostic product. The right of first refusal expires in June 1997. There can be no assurance that the Company will be able to negotiate a license agreement to commercialize the product on acceptable terms, or at all. If the Company is unable to successfully negotiate a license, it would be required to design a new periodontal disease test that does not utilize the technology owned by the third party, which would require substantial additional capital and regulatory review. See "Business -- Intellectual Property and Licensing."

UNCERTAINTY OF PROTECTION OF PATENTS AND INTELLECTUAL PROPERTY RIGHTS; RISK OF PATENT INFRINGEMENT LIABILITY

     The Company's success depends on its ability to protect trade secrets, protect existing patents, licenses and intellectual property rights, obtain future patents, operate without infringing upon the proprietary rights of others and prevent others from infringing on the intellectual property rights of the Company. In addition, the Company has pending United States patent applications. The Company also intends to seek exclusive licenses to certain patents held by third parties. Since a patent may be invalid or circumvented by alternative technologies, there can be no assurance as to the breadth of protection that any patents the Company may eventually obtain or license may afford the Company. In the event the Company is held liable for patent infringement, insurance may not cover any or all of the infringement damages and any such infringement liability may adversely affect the business, financial condition and results of operations of the Company.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any patent applications relating to the Company's potential products or processes will result in the issuance of patents or that any resulting patents or existing patents will provide protection against competitors that challenge the Company's patents, obtain patents that have an adverse effect on the Company's ability to conduct business, or are able to circumvent the Company's patent protection. It is possible that other parties have conducted research or made discoveries of processes that preceded the Company's discoveries, which could prevent the Company from obtaining patent protection of these discoveries. A substantial number of patents have been applied for by and issued to other pharmaceutical, biotechnology and biopharmaceutical companies, and other companies may have filed applications for, may have been issued patents or may obtain additional patents and proprietary rights relating to, products or processes competitive with those of the Company. In view of the time delay in patent approval and the secrecy afforded patent applications, the Company does not know whether patent applications submitted by others have priority over the Company's patent applications. There can be no assurance that others will not independently develop products similar to or obsoleting those under development by the Company, or, despite the Company's intellectual property protections, duplicate any of the Company's products. The Company may determine there is no economic benefit in commencing or continuing a patent infringement action. Further, as stated above, there can be no assurance that the Company's current or future licenses will not be challenged or that such license arrangements will be honored by those granting such licenses. In such event, the Company may be required to enforce its intellectual property rights at a time when it does not have the resources to do so, which may have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Intellectual Property and Licensing."

RISK OF PRODUCT LIABILITY; PRODUCT LIABILITY INSURANCE MAY BE INSUFFICIENT OR UNAVAILABLE

     Sales of the Company's products entail the risk of product liability claims. The Company faces financial exposure to product liability claims in the event that use of its products results in personal injury. The Company also faces the possibility that defects in the design or manufacture of its products might necessitate a product recall. There can be no assurance that the Company will not experience losses due to product liability claims or recalls in the future. The Company plans to acquire product liability insurance, but there can be no assurance that the coverage limits of any such insurance policies will be adequate. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. No assurance can be given that product liability insurance can be maintained in the future at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. Any inability to obtain or maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the continued commercialization of the Company's products. In addition, a product liability claim in excess of relevant insurance coverage or product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF GENETIC PREDISPOSITION TESTING

     The Company's success will depend in part upon the Company's ability to develop genetic tests for genes discovered by the Company and others. Genetic tests, such as certain of the Company's diagnostic products, may be difficult to perform and interpret and may result in misinformation or misdiagnosis. Further, even when a genetic test identifies the existence of a mutation in an individual, the interpretation of the result is often limited to the identification of a statistical probability that the tested individual will develop the disease or condition for which the test is performed. In addition, once available, such tests may be subject to ethical concerns or reluctance to administer or pay for tests for conditions that are not treatable. Further, it is possible that gene-based diagnostic tests marketed by others could encounter specific difficulties, resulting in societal and governmental concerns regarding genetic testing.

     The prospect of broadly available genetic predisposition testing has raised issues regarding the appropriate utilization and the confidentiality of information provided by such testing. It is possible that discrimination by insurance companies could occur through the raising of premiums by insurers to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. In addition, employers could discriminate against employees with a positive genetic predisposition due to the increased risk for disease resulting in possible cost increases for health insurance and the potential for lost employment time. Finally, governmental authorities could, for social or other reasons, limit the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, which could adversely affect the use of the Company's potential medical diagnostic products. There can be no assurance that ethical concerns about genetic testing will not materially and adversely affect the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

RISKS INHERENT IN INTERNATIONAL TRANSACTIONS

     The Company plans to market its products to customers both in the United States and abroad. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, economic and political instability, price controls, trade restrictions, and changes in tariffs or difficulties with foreign distributors. Foreign regulatory agencies often establish product standards different from those in the United States, and any inability to obtain or maintain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's international operations. Additionally, the Company's business, financial condition and results of operations may be materially and adversely affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining required licenses and permits. There can be no assurance that the Company will be able to commercialize its products successfully in any foreign market. In addition, the laws of some countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     Distribution of the Company's products outside the United States is subject to extensive government regulations. These regulations, including the requirements for approvals or clearance to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. There can be no assurance that the Company will obtain regulatory approvals in various countries or that it will not be required to incur significant costs in obtaining or maintaining its foregoing regulatory approvals. In addition, the export by the Company of certain of its products, which have not yet been cleared for domestic commercial distribution, may be subject to FDA export restrictions. Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would have a material and adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products" and "Government Regulation."

LIMITATIONS ON THIRD-PARTY REIMBURSEMENT

     Third-party payers, including Medicare, Medicaid and private insurers, can indirectly affect the pricing or the relative attractiveness of the Company's products by regulating the maximum amount of reimbursement provided for diagnostic services. Third-party payers may deny reimbursement for such products or any other products the Company develops for which it receives such approval. Furthermore, third-party payers are increasingly challenging the prices charged for medical products and services. There can be no assurance that the Company's products will be considered cost-effective by third-party payers, their reimbursement will be available or, if available, that payers' reimbursement policies will not adversely affect the Company's ability to sell its products on a profitable basis. Failure by physicians and other users of the Company's products to obtain reimbursement from third-party payers or changes in government and private third-party payers' policies toward reimbursement for procedures employing the Company's products, could have a material adverse effect on the Company's ability to market its products.

MANUFACTURING LIMITATIONS

     The Company is currently manufacturing its potential products in pilot scale quantities for investigational and research use. The Company believes it has the expertise and capability to manufacture solid phase and reagent products under the current GMP regulations as required by the FDA. The Company's assay processor and other electronic components of the assay system are manufactured to the Company's specifications by a third party. The Company has established or is in the process of establishing arrangements with contract manufacturers to supply sufficient quantities of all raw materials and components required for the manufacture, packaging, labeling, and distribution of products under development. The Company does not anticipate manufacturing its potential medical diagnostic products in commercial quantities for several years. If the Company's arrangements with third parties are terminated and the Company is unable to manufacture or contract for a sufficient supply of materials on acceptable terms with others, the Company's field, preclinical and human clinical trial testing of its potential medical diagnostic products may be delayed, resulting in the delay of any required regulatory submission, contract supply, or new development program, any of which may have an adverse effect on the Company. Contract suppliers must comply with GMP when required by the FDA. Prior to approval of a PMA application, the FDA would require that the Company and contract manufacturing facility pass a GMP inspection. The Company's dependence on third-party suppliers for the manufacture of some product components could adversely affect the Company's profit margins or its ability to deliver products on a timely and competitive basis. Loss of contract suppliers or failure to pass a GMP inspection would have an adverse effect on the Company's business, financial condition and results of operations.

     The Company has established compliance programs to satisfy other federal and state regulatory agency requirements for research and manufacturing facilities, such as the Occupational Safety and Health Administration, the Environmental Protection Agency, the Washington Departments of Health and Environment. Failure to meet any of these regulations could adversely affect the Company's ability to develop and manufacture products. See
"Business -- Manufacturing."

COMPETITION AND TECHNOLOGICAL CHANGE

     There are many companies, both public and private, including well-known pharmaceutical companies, chemical companies and specialized biotechnology companies, engaged in developing diagnostic products for certain of the applications being pursued by the Company. Many of these companies have substantially greater capital, research and development, manufacturing, marketing and human resources and experience than the Company. Such companies may develop products more quickly or products that are more effective and less costly than any that the Company may develop. The industry in which the Company proposes to compete is characterized by extensive research efforts and rapid technological changes. New developments are expected to continue, and there can be no assurance that discoveries by others will not render the Company's products or potential products noncompetitive. Competition may increase further as a result of advances that may be made in the commercial applicability of technologies and greater availability of capital for investment in these fields. See "Business -- Competition."

UNCERTAINTY OF PRODUCT PRICING; HEALTH CARE REFORM AND RELATED MATTERS

     The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, market pricing or profitability of prescription pharmaceuticals and medical diagnostic processes are subject to government control in certain foreign markets. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payers for health care goods and services may take in response to any health care reform proposals or legislation. The Company cannot predict the effect that health care reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company. Further, to the extent that such proposals or reforms have a material adverse effect upon the business, financial condition and profitability of other companies that are prospective collaborators for certain of the Company's potential products, the Company's ability to commercialize its potential products may be adversely affected. In addition, in both the United States and elsewhere, sales of medical products depend in part on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. If the Company succeeds in bringing one or more products to market, there can be no assurance that third-party payers will provide sufficient reimbursement to the consumer to allow the Company to sell its products profitably. See "-- Limitations on Third-Party Reimbursement."

DEPENDENCE ON KEY MANAGERIAL AND SCIENTIFIC PERSONNEL

     The Company's success depends upon the continued contribution of Allan G. Cochrane, President, Ronald R. Helm, Chief Executive Officer, Jack U'Ren, Ph.D., Paul Haydock, Ph.D. and Judith Howard, M.S., and its ability to attract and retain additional qualified personnel in the future. The loss of services of, or a material reduction in the amount of time devoted to the Company by, any of such persons could impair the development of the Company's programs and adversely affect the business of the Company. See "Management." In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel. Product development and commercialization will require additional personnel in areas such as diagnostic testing, regulatory affairs, manufacturing and marketing. The inability to acquire such services or to develop such expertise could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

EFFECTIVE CONTROL BY PRINCIPAL STOCKHOLDERS

     The officers and directors of the Company currently beneficially own approximately 100% of the Common Stock of the Company (approximately 51.2% after this offering) and will have the ability to elect or significantly influence the election of all of the directors of the Company and otherwise control or significantly influence the affairs of the Company. See "Principal Stockholders."

ARBITRARY DETERMINATION OF OFFERING PRICE

     The offering price of the Securities offered hereby was arbitrarily determined by negotiation between the Company and the Representative and bears no relationship to the Company's assets, book value, results of operations or other established criteria of value. The factors considered in determining the public offering price, in addition to estimates of the business potential and earnings prospects of the Company, were the present state of the Company's development and an assessment of the Company's management, as well as the consideration of the foregoing factors in relation to market valuations of comparable companies, do not necessarily bear any relationship to the Company's assets, operating results or the book value of the Company or other generally accepted criteria of value. See "Underwriting."

NO DIVIDENDS AND NONE ANTICIPATED

     The Company has never paid any dividends on its Common Stock and does not anticipate paying any dividends on its Common Stock in the foreseeable future. It is currently anticipated that any earnings will be used to finance the development and expansion of the Company's business. See "Dividend Policy."

ISSUANCE OF PREFERRED STOCK COULD DELAY OR PREVENT CORPORATE TAKEOVER

     The Board of Directors has the authority to issue up to 2,000,000 shares of undesignated Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the stockholders. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or otherwise adversely affecting the rights of the holders of Common Stock. See "Description of Securities."

SUBSTANTIAL DILUTION; PURCHASE OF COMMON STOCK AT PRICES BELOW THE OFFERING
PRICE

     Purchasers of Common Stock will experience immediate and substantial dilution in the net tangible book value of Common Stock of $4.22 per share, or approximately 70%, from the initial public offering price of $6.00 per share. In addition, up to 1,350,000 shares of Common Stock are issuable upon the exercise of Warrants offered hereby at an exercise price of $6.50 per share. It is probable that such Warrants would be exercised when the market price of the Common Stock is greater than $6.50 per share, which would have a dilutive effect on the then outstanding shares of Common Stock. Furthermore, the existence of such a substantial number of Warrants exercisable at a fixed price of $6.50 per share may have a depressive effect on the market price of the shares of Common Stock even if the Warrants are not exercised. See "Dilution."

EFFECT OF REPRESENTATIVE'S WARRANTS

     The Company has agreed to issue to the Representative or its designee warrants (the "Representative's Warrants") to purchase up to 100,000 shares of Common Stock and 100,000 Warrants (the "Underlying Warrants"). The terms and conditions of the Underlying Warrants are substantially identical to those of the Warrants offered hereby. The Representative's Warrants, however, will not be redeemable by the Company and are not exercisable until one year after the date of this Prospectus. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price of 125% of the initial public offering price. The Representative and its designees will have the opportunity to profit from an increase in the price of the Company's Common Stock during the term of the Representative's Warrants and are likely to exercise them at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such warrants. In addition, the existence of such warrants may adversely affect the terms on which the Company can obtain additional financing. See "Description of Securities" and "Underwriting."

NO PRIOR PUBLIC TRADING MARKET

     Prior to this offering, there has been no public trading market for the Common Stock or the Warrants. There can be no assurance that a regular trading market will be established for the Common Stock or the Warrants at the conclusion of this offering or, if established, that such market will be sustained. Purchasers of the Securities offered hereby may, therefore, have difficulties in selling such securities should they desire to do so. The market price for the Company's securities following this offering may be highly volatile. Factors such as the Company's financial results, introduction of new products in the marketplace, and various factors affecting the health care industry generally may have a significant impact on the market price of the Company's securities, as well as price and volume volatility affecting small and emerging growth companies, in general, and not necessarily related to the operating performance of such companies. See "Underwriting."

POSSIBLE RESTRICTIONS ON MARKET MAKING ACTIVITIES IN THE COMPANY'S SECURITIES

     The Representative has advised the Company that it intends to make a market in the Company's securities following consummation of this offering. Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act") may prohibit the Representative from engaging in any market making activities with regard to the Company's securities for the period from two to nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Representative may be unable to provide a market for the Company's securities during the period the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

FUTURE SALES OF COMMON STOCK UNDER RULE 144 OR OTHERWISE

     All of the Company's currently issued and outstanding Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). None of the Company's restricted shares will be eligible for sale under Rule 144 until November 1998, unless they are registered under the Securities Act. Certain holders of convertible subordinated debentures have the right to request registration of the 350,000 shares of Common Stock into which the notes are convertible beginning 12 months after the date of this Prospectus. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two-year holding period may sell "restricted securities" within any three-month period limited to a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale (without any quantity limitation) of "restricted securities" by a person who is not an affiliate of the issuer and who has satisfied a three-year holding period. See "Shares Eligible for Future Sale" and "Principal Stockholders."

CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS

     Holders of Warrants will be able to exercise the Warrants only if a current prospectus relating to the Common Stock underlying the Warrants is then in effect and only if such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the securities underlying the Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Common Stock to those persons desiring to exercise their Warrants if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM; DISCLOSURE RELATING TO LOW-PRICED STOCKS

     The Common Stock and Warrants have been approved for quotation on the Nasdaq SmallCap Market and for listing on the Boston Stock Exchange upon completion of this offering. The Company's failure to meet Nasdaq's listing maintenance criteria in the future for any reason may result in the discontinuance of the inclusion of the Company's securities on Nasdaq. In order to remain quoted on Nasdaq, under the current Nasdaq rules, a company must maintain $2,000,000 in assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share except that if a company falls below such minimum bid price, it will remain eligible for inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. In the event of Nasdaq delisting, trading, if any, in the Company's securities may then continue to be conducted on the OTC Electronic Bulletin Board or in the non-Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Company's securities. In addition, the Company would be subject to Rule 15g-9 (the "Rule") promulgated under the 1934 Act, which imposes various sales practice requirements on broker-dealers that sell securities governed by the Rule to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the Rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market and otherwise affect the trading market in the Company's securities.

     In November 1996, the Commission announced proposed revisions to the listing and maintenance requirements, which would increase the requirements for continued listing on the Nasdaq Market. Under the proposed rules, a listed company will no longer be able to remain listed if its minimum bid price falls below $1.00. In addition, the Company will have to maintain a $1,000,000 market value or public float and either $2,000,000 net tangible assets, $35,000,000 market capitalization or net income in two of its last three years of $500,000.

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities. However, the Company's securities will, upon consummation of this offering, be outside the definitional scope of a penny stock under the rules.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements, as a result of the factors described under "Risk Factors" and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby at the assumed initial public offering prices of $6.00 per share and $0.10 per Warrant, are estimated to be $4,907,000, after deducting underwriting discounts and commissions of approximately $793,000 and estimated offering expenses of approximately $400,000. The Company anticipates that it will utilize the net proceeds of this offering substantially as follows:

                                                                   APPROXIMATE     PERCENT OF
    ALLOCATION OF NET PROCEEDS                                    DOLLAR AMOUNT   NET PROCEEDS
    ------------------------------------------------------------  -------------   ------------
    Product development activities..............................   $ 1,806,000          37%
    Payment of asset purchase obligation(1).....................     1,020,000          21%
    Repayment of bridge loans(2)................................       875,000          18%
    Laboratory equipment........................................       250,000           5%
    Working capital.............................................       956,000          19%
                                                                    ----------         ---
              Total.............................................   $ 4,907,000         100%
                                                                    ==========         ===

---------------
(1) Pursuant to its Asset Purchase Agreement with Epoch, the Company issued a promissory note in the principal amount of $1,050,000. The note bears interest at 8% per annum. Principal and interest are payable in monthly installments of $10,000 through March 15, 1997. All unpaid principal and accrued interest are due and payable on the earlier of March 31, 1997 or the closing of the Company's next round of financing.
(2) The Company intends to use approximately $875,000 of the net proceeds to repay certain promissory notes, and accrued interest thereon, privately issued by the Company prior to this offering (the "Bridge Notes"). Of the Bridge Notes, certain Bridge Notes in the principal amount of $600,000 bear interest at 8% per annum, payable quarterly, and are due on September 30, 2006. Certain Bridge Notes in the principal amount of $250,000 bear interest at 14% and are payable at the earlier of the completion of this offering or November 1997. The remaining Bridge Notes consist of $10,500 in principal, bear interest at 8% per annum and are due September 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 3 and 4 to the Financial Statements.

     Based on currently proposed plans and assumptions relating to its operations, the Company anticipates that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for approximately 18 months following the consummation of this offering. In the event that the Company's plans or assumptions change or prove to be inaccurate or if the proceeds of this offering or projected cash flows prove to be insufficient to fund operations (due to unanticipated expenses, technical problems, difficulties or otherwise), the Company may find it necessary to seek additional financing. There can be no assurance that any such additional financing will be available to the Company on commercially reasonable terms, or at all.

     The foregoing represents the Company's present intentions with respect to the allocation of the proceeds of this offering based upon its present plans and business conditions. However, the occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. In addition, although the Company is not currently a party to any agreement or understanding with respect to any prospective acquisition, the Company may use portions of the net proceeds to finance acquisitions of complementary businesses, products or technologies, or other assets, if attractive opportunities arise.

     Pending utilization of the proceeds of this offering, the Company may make temporary investments in bank certificates of deposit, prime commercial paper, United States Government obligations, investments in money-market funds or other similar short-term low-risk investments.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently anticipates that it will retain any future earnings for use in the expansion and operation of its business.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company at December 31, 1996 and as adjusted to reflect the sale of the Securities offered hereby (at the assumed initial public offering price set forth on the cover page of the Prospectus) and the application of the net proceeds from this offering:

                                                                     DECEMBER 31, 1996
                                                                ----------------------------
                                                                 ACTUAL       AS ADJUSTED(1)
                                                                ---------     --------------
    Long-term debt............................................  $ 220,000       $       --
    Stockholders' equity (deficit):
      Preferred stock, $0.001 par value; authorized 2,000,000
         shares; none issued and outstanding..................         --               --
      Common stock, $0.001 par value; authorized 20,000,000
         shares; issued and outstanding 1,050,000 shares,
         actual, 2,050,000 shares, as adjusted................      1,050            2,050
      Additional paid-in capital..............................      9,450        4,915,450
      Deficit accumulated during the development stage........   (263,613)        (263,613)
                                                                ---------       ----------
              Total stockholders' equity (deficit)............   (253,113)       4,653,887
                                                                ---------       ----------
              Total capitalization............................  $ (33,113)      $4,653,887
                                                                =========       ==========

---------------

(1) Excludes 350,000 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding convertible subordinated debentures and 250,000 shares to be issued to third parties. Excludes shares of Common Stock issuable upon the exercise of (i) the 1,000,000 Warrants offered hereby; (ii) the Representative's Warrants; (iii) outstanding warrants to purchase 250,000 shares of Common Stock; (iv) outstanding options to purchase 65,000 shares of the Company's Common Stock and (v) the Underwriter's over-allotment option.

                                    DILUTION

     The net tangible book value (deficit) of the Company as of December 31, 1996 was (1,306,100) or ($1.24) per share of Common Stock. Net tangible book value (deficit) per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. After giving effect to the sale by the Company of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby (based upon an assumed initial public offering price of $6.00 per share and $.10 per Warrant and after deducting underwriting discounts and commissions and estimated offering expenses), the Company's net tangible book value at December 31, 1996 would have been 3,658,054 or $1.78 per share. This represents an immediate increase in net tangible book value to existing stockholders of $3.02 per share and an immediate dilution to new investors of $4.22 per share. The following table illustrates the per share dilution:

    Assumed initial public offering price per share.....................             $6.00
      Net tangible book value (deficit) per share before this
         offering.......................................................  $(1.24)
      Increase attributable to new investors............................    3.02
                                                                          ------
    Net tangible book value per share after this offering...............              1.78
                                                                                     -----
    Dilution per share to new investors.................................             $4.22
                                                                                     =====

     The following table summarizes, as of December 31, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (assuming an initial public offering price of $6.00 per share and before deducting the underwriting discount and estimated offering expenses):

                                              SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                             -------------------   --------------------     PRICE
                                              NUMBER     PERCENT     AMOUNT     PERCENT   PER SHARE
                                             ---------   -------   ----------   -------   ---------
    Existing stockholders..................  1,050,000      51%    $   10,500       0%      $0.01
    New investors..........................  1,000,000      49%     6,000,000     100%      $6.00
                                             ---------     ---     ----------     ---
              Total........................  2,050,000     100%    $6,010,500     100%
                                             =========     ===     ==========     ===

     The foregoing tables assume no exercise of the Underwriters' over-allotment option. See "Capitalization," "Management -- Employee Benefit Plans" and Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA

     The statement of operations data and the balance sheet data set forth below were derived from the audited financial statements of the Company, which are included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements, related notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                 PERIOD FROM
                                                              SEPTEMBER 19, 1996      THREE MONTHS
                                                                (INCEPTION) TO     ENDED DECEMBER 31,
                                                              SEPTEMBER 30, 1996          1996
                                                              ------------------   ------------------
STATEMENT OF OPERATIONS DATA:
Total revenue...............................................      $       --           $   47,283
Loss from operations........................................         (51,767)            (195,968)
Net loss....................................................         (51,767)            (211,846)
Net loss per share(1).......................................      $     (.04)                (.15)
Shares used in per share computations(1)....................       1,457,083            1,457,083

                                                                               DECEMBER 31, 1996
                                                                               -----------------
BALANCE SHEET DATA:
Cash and cash equivalents....................................................     $   198,302
Total assets.................................................................       1,401,465
Total long-term debt.........................................................         220,000
Stockholders' equity (deficit)...............................................        (253,113)

---------------

(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of shares used in calculating net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW AND COMPANY BACKGROUND

     The business and operations of Saigene commenced in September 1996 when the management team who had previously led MicroProbe Corporation's ("MicroProbe") diagnostic division agreed to purchase for $1.1 million certain assets from MicroProbe's successor, Epoch. In November 1996, Saigene purchased certain assets from Epoch, including primarily laboratory equipment, DNA probe technologies, patent applications, government grants and certain contracts and licenses.

     MicroProbe was formed in 1985 as a research and development company focused on the development of oligonucleotide chemistry. By using design, synthesis and chemical modification of oligonucleotides, MicroProbe developed certain first generation products using its proprietary technology. In 1991, MicroProbe acquired the supplier of the processor and the software card used in MicroProbe's diagnostic system. The addition of this capability repositioned MicroProbe to be able to develop integrated systems for DNA probe diagnostics. The first product MicroProbe produced from these development efforts was the Affirm VP3. The Company believes this product was the first in a probe-based system to simultaneously detect the primary pathogens associated with vaginitis.

     In 1994, MicroProbe sold certain diagnostic assets to Becton-Dickinson and changed its name to Epoch Pharmaceuticals, Inc. ("Epoch"). Epoch then redirected its diagnostic efforts to the development of a new instrument and chemistry which would enhance the performance of the previously developed diagnostic system. The system was also reconfigured to reduce costs by incorporating disposable components that were readily available as "off the shelf" products. In addition, the total throughput of the system was increased substantially and user friendly enhancements, such as color coding the reagents, were added.

     With improvements to the diagnostic system and the addition of new collaborations, such as the effort to develop a rapid DNA probe test for malaria and research work to discover a unique marker to discriminate the sex type of certain avian species, Saigene's founders decided to form Saigene and to purchase from Epoch all of the technology rights and equipment to the diagnostic programs that pertain to the technology used to identify nucleic acid sequences. Saigene Corporation hired all of the scientists and managers from Epoch's diagnostic division team. Saigene's senior management group averages 25.5 years of industry experience. The team has worked together in a multifunctional capacity for over three years and in some cases over five years. In other cases, the scientific collaborators have also been involved with management and its projects for five years or more.

     The Company believes that between January 1992 and November 1996 MicroProbe and Epoch invested an aggregate of approximately $6.7 million into the research and development of the intellectual property now owned by Saigene and Becton-Dickinson. The Company believes a substantial portion of the $6.7 million in expenses was spent on research and development of the intellectual property now owned by Saigene.

     The Company has incurred an operating loss from inception through December 31, 1996 of approximately $264,000 which consists, and is expected to continue to consist, primarily of operating expenses that are necessary to continue research and development, technology transfer and pilot scale manufacturing for products in development. If the Company is not successful in achieving its operating plan, which calls for entering into collaborative agreements to fund research, development and commercialization of its products, the Company is likely to incur continued operating losses in future periods.

     The Company presently has three SBIR phase I grants for Oral Spirochetes, Antibiotic Susceptibility Testing for Oral Bacteria, and Rapid Automated DNA Probe Diagnostic Test for Malaria. In December 1996, the Company entered into a collaborative research agreement with Monterey Bay Aquarium Research Institute, which was the third in a series of agreements in which Saigene's scientists had worked. The agreement requires the Company to supply its Universal Assay System and manufacture reagents for the study of toxic algae. This new agreement provides for funding in the amount of $24,000 and runs through March 1997. The total amount awarded under the Monterey Bay Research Institute and SBIR grants is approximately $295,000, of which $101,000 was expended prior to the asset transfer from Epoch.

     The Company's ability to achieve profitability depends upon its ability, either alone or with others, to successfully complete the development of its potential diagnostic products, conduct clinical trials as necessary, obtain required regulatory approvals, and manufacture and market its products or enter into any license agreements for the manufacturing and marketing of its products on acceptable terms. If the Company enters into any license agreements in the future, such license agreements may adversely affect the Company's profit margins on its potential products. The Company may never achieve significant revenue or profitable operations. If the Company is not successful in achieving its operating plan in the time frame anticipated, it will need to obtain additional funding.

RESULTS OF OPERATIONS

     Period from September 19, 1996 (inception) to September 30, 1996

     Research and development expense for the period ended September 30, 1996, totaled $12,000, consisting primarily of salaries and benefits and, to a lesser extent, facilities rental. Research and development during this period was focused on developing the Company's DNA probe technology.

     General and administrative expenses for the period ended September 30, 1996 were $39,000, consisting primarily of organizational expenses.

     Three Months Ended December 31, 1996

     The Company had research contract revenue for the three months ended December 31, 1996 of $47,000 from government SBIR grants.

     Research and development expense for the three months ended December 31, 1996, totaled $119,000, consisting primarily of salaries and benefits and, to a lesser extent, facilities rental. Research and development during this period was focused on developing the Company's DNA probe technology.

     General and administrative expenses for the three month period ended December 31, 1996 were $124,000, consisting primarily of salaries and benefits and, to a lesser extent, fees for legal and professional services.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1996, the Company had cash of $198,000.

     In October 1996, the Company completed a bridge financing agreement whereby the Company committed to issue $600,000 in convertible debentures at 8% interest, payable quarterly. As of December 31, 1996, $220,000 had been received under this agreement. The Company received an additional $110,000 under this agreement in January 1997 and expects to receive by February 28, 1997 the final installment of $270,000 less repayment of $75,000 to satisfy a temporary financing arrangement and less consulting fees totalling $60,000. The convertible debentures are due September 2006 and can be converted into shares of common stock at any time at the rate of $1.715 per share.

     Under its bridge financing arrangements, the Company is further obligated to issue warrants for the purchase of 315,000 shares of Common Stock exercisable at $3.00 per share and expiring on October 2, 2006 and 250,000 shares of Common Stock to be issued at $.01 per share. Both the conversion rate of the convertible debentures and the exercise price of a warrant to purchase 250,000 shares of Common Stock at

$3.00 per share are based on an assumed initial public offering price of $6.00 and will be adjusted in the event of an initial public offering at less than $6.00 per share. The conversion shares and common stock purchase warrants have been granted certain registration rights. In the event the Company does not complete a financing by March 31, 1997, the Company is obligated to pay a $15,000 monthly penalty until such financing is completed.

     The Company is currently renegotiating the bridge financing agreement such that upon the successful completion of a financing the Company would repay the $600,000 convertible debenture, issue 200,000 shares of restricted common stock and pay up to a $300,000 consulting fee. Under certain circumstances, additional shares of restricted common stock would will be issued in lieu of certain consulting fees at a rate of one share for every six dollars the consulting fee is lowered. In exchange, the $15,000 monthly penalty and certain rights of the bridge lenders will be waived and antidilution provisions will be limited.

     In October 1996, the Company secured a loan from its founders for $10,500. The loan bears interest at 8% and is due on September 30, 1997.

     In November 1996, the Company entered into a financing agreement for $250,000 bearing interest at 14%. The loan is to be repaid upon the sooner of successful completion of an initial public offering or November 1997. Pursuant to this agreement, the Company is further obligated to issue a warrant for the purchase of 25,000 shares of Common Stock exercisable at $.01 per share and expiring on October 2, 2006.

     In November 1996, the Company acquired certain diagnostic assets from Epoch. The purchase price for the assets was $1,100,000. The Company made an initial payment of $50,000. The remaining balance of $1,050,000 bears interest at 8% payable in monthly installments of $10,000 through the earlier of March 31, 1997 or the closing of the Company's next financing (including this offering) at which time the remaining balance is due.

     The Company will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, will require significant capital funds. Any revenues that the Company may generate in the next six months will be limited to revenues under governmental grants that the Company has purchased from Epoch or plans to establish, payments under research or product development relationships that the Company may establish or payments under license agreements that the Company may execute. The Company currently anticipates that it will begin to generate revenues from product sales in the second half of 1997. However, there can be no assurance the Company will be successful in generating product revenues or achieving other sources of revenues through collaborative relationships or licensing agreement. Based on its current operating plans, the Company believes that the net proceeds of this offering will be sufficient to meet the Company's operating expenses and capital requirements for approximately 18 months. However, this expectation is based on the Company's current operating plan, which could change and the Company could require additional funding sooner than anticipated.

     The Company intends to seek additional funding through public or private financings or collaborative or other arrangements with corporate partners. There can be no assurance, however, that additional financing will be available from any sources or, if available, will be available on acceptable terms. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish, or issue securities more favorable to the new investors than those provided by the securities offered hereby. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could be dilutive to the Company's stockholders. The Company's inability to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations.

     This discussion contains certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth below and elsewhere in this prospectus, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial and business challenges making it more difficult than expected to continue to develop and market diagnostic technologies and products; the market may not accept the Company's products; the Company may be unable to retain existing key management personnel; and there may be other material adverse changes in the Company's operations or business. Certain important factors affecting the forward-looking statements made herein include, but are not limited to (i) the successful development of viable technologies and products, (ii) accurately forecasting capital expenditures, and
(iii) obtaining external financing. Assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's financial position and results of operations.

     Future operating results may be impacted by a number of factors that could cause actual results to differ materially from those stated herein, which reflect management's current expectations.

                                    BUSINESS

OVERVIEW

     Saigene is a biotechnology company focused on the development of portable, cost-efficient, rapid and easy to use molecular-based diagnostic tests for a variety of medical and non-medical conditions. Saigene believes that the successful commercialization of its technology will create numerous point-of-care, on-site, and in-the-field opportunities to provide diagnostic information, often in less than an hour, at lower costs than currently available alternatives.

     The Company is currently developing a number of product applications, including a sex-typing test for rare birds, a test for the detection of toxic species of harmful sea algae and a genetic probe test to determine the predisposition of humans to insulin diabetes mellitus. Saigene scientists have begun research phase programs to develop a test for detecting mutations that are specific to AZT drug-resistance in the treatment of HIV, the causative agent for AIDS and a DNA probe procedure to provide a specific test for malaria. In addition, the Company's scientists have completed the development of a periodontal disease test system, which it believes is the first rapid (approximately 30-minute) in-office test that specifically identifies microorganisms that cause various forms of periodontitis. Saigene's scientific team played a key role in developing the test while working at a predecessor company, and the Company plans to obtain a license from the current owner of the technology to seek United States Food and Drug Administration ("FDA") approval of the test and to commercialize and market the test with a corporate partner if such approval is obtained.

SCIENTIFIC BACKGROUND

     Nucleic acids are found in all living organisms and direct the processes by which organisms function and live. Nucleic acids are predominantly found in two chemically related forms, DNA and RNA. DNA acts as a blueprint for the cell. It is arranged in discrete units called genes, which code for specific proteins needed for various biological activities. Proteins perform most of the normal physiological functions of living organisms. Aberrant production or activity of proteins may cause certain diseases.

     Cells carry out their normal biological functions through the genetic instructions encoded in their DNA. This process, known as gene expression, involves several steps. In the first step, the nucleotides in a gene are copied into a related nucleic acid molecule called messenger RNA. Messenger RNA instructs the cell to produce proteins. Because the order of nucleotides in each gene is different, each gene directs the production of a different protein. Thus, each organism's characteristics are ultimately determined by proteins encoded by its DNA. The determination of gene expression among cell types is an important aspect of an individual's predisposition toward disease. Although most cells contain an organism's full set of genes, only a small fraction of this set is expressed in each cell. The expression of the wrong or defective genes, or the expression of too much or too little of the genes normally expressed, may indicate the presence of disease.

     Changes in the sequences of normal genes are known as polymorphisms. Polymorphisms can result in an altered function of the protein encoded by the gene. In this case, such polymorphisms are called mutations, which can be passed from generation to generation. Mutations have been associated with diseases such as sickle-cell anemia, cystic fibrosis, cancer and cardiovascular disease. Polymorphisms in the genome of HIV, for example, enable that virus to develop resistance to antiviral drugs resulting in disease progression. The ability to detect the presence or absence of mutations and to assess the overall viral load in the case of HIV has become of paramount importance for the care of HIV patients.

     DNA probes are unique sequences of nucleic acid designed to specifically hybridize to a complimentary sequence in the cell of interest. The process of bringing together nucleic acid strands in a highly specific way is called hybridization. Hybridization can occur between DNA strands or DNA and RNA strands of any size as long as the segments hybridizing are complimentary. Once it has been determined that a certain nucleic acid is of interest, a DNA probe in the form of an oligodeoxynucleotide ("ODNs") is used to target the nucleic acid. ODNs are small chemically synthesized segments of DNA. ODNs can be designed to hybridize to complimentary sequences on the target nucleic acid for diagnostic purposes.

     The increased knowledge of how DNA molecules encode the functions of living organisms has generated a worldwide effort to identify and sequence genes of many organisms, including the estimated 100,000 genes within the human genome. Once the genes and their nucleotide sequences are identified, it is anticipated that this genomics research can lead to new opportunities in both drug discovery and diagnostics.

  Opportunities and Diagnostics

     Current diagnostic tests can monitor the physiological effects of disease, detect infectious organisms by growing them in culture, or by identifying specific markers, such as proteins, known to be associated with disease. Protein markers are not available or are not useful for diagnosing many diseases. Growing a culture from a sample may take several days and often requires highly trained technicians to analyze the results. In addition, while detection of antibodies to a virus can be made by using immunoassay tests, these tests provide no information as to whether the virus is resistant to drug therapy or if the infection is active or latent. Recent advances in gene based diagnostic tests using DNA probes, DNA amplification techniques and sequencing technologies have begun to address these shortcomings by directly examining the genes associated with a given characteristic (i.e., disease, toxin production or sex type) rather than relying on physiological parameters or antibodies.

     The diagnostic marketplace is rapidly changing as a result of advances in therapeutic treatments and fundamental shifts in the United States health care system, which emphasize cost containment and efficiency. Increasingly specific identification of disease causing pathogens, including their drug resistance characteristics, enhances the medical profession's ability to prescribe appropriate therapeutic treatments. Medical diagnostic testing evolves along with new therapeutic treatments. Companies developing new drug therapies can benefit from the availability of cost-efficient diagnostic tests that can predict disease and monitor therapy, such as those being developed by Saigene.

SAIGENE'S STRATEGY

     The Company's objective is to establish its Universal Assay System as the market leader for DNA-based diagnostic tests. Key elements of the Company's strategy include:

     - Emphasizing the advantages of the Universal Assay System. The Company believes the Universal Assay System has advantages over other currently available DNA-based diagnostic tests in terms of costs of the test, manufacturing costs, speed of obtaining test results, portability, ease of use, sensitivity, accuracy, low required sample volume, variety of product detection flexibility, low requirements for specialized equipment and highly skilled personnel, and capability to perform multiple tests.

     - Establishing the effectiveness of the Company's technology in non-regulated markets. The Company seeks to establish a market leading position for its molecular based diagnostic tests by being the first to market products in selected fields. To gain market acceptance for its DNA-probe based system, the Company intends to market its test products initially in non-medical markets where there is no requirement for government approvals. For example, the Company initially intends to market products for the sex-typing of rare birds and the detection of toxic species of harmful algae, while it continues to apply its technology to the development of diagnostic tests for the medical market which will require FDA approval prior to marketing. This strategy is designed to allow the Company to establish the effectiveness of its DNA-probe based tests and confirm their low cost, speed, portability, ease of use and accuracy.

     - Developing collaboration relationships with large corporate partners. The Company intends to pursue pharmaceutical and other medical companies to assist in the research funding, marketing and distribution of the Company's DNA-probe based tests as a complementary product to such companies' therapeutic products and services. The Company also intends to develop customized tests for such pharmaceutical or medical companies, or other corporate partners, seeking a test for the identification of specific genetic sequences. The Company believes that such corporate partners could provide the Company with increased research, marketing and distribution opportunities not otherwise available to the Company.

     - Using proprietary technology to rapidly create new molecular probe tests. The Company's proprietary technology enables the Company to rapidly create a prototype of new molecular probe tests, in as little as six to nine months after a gene is sequenced. The Company believes this ability will provide it with a competitive advantage as new genes are sequenced or new drug therapies are discovered.

     - Generating recurring revenue through the sale of proprietary disposable test cassettes. The assays required for each diagnostic test utilizing the Universal Assay System are prepackaged in individual disposable cassettes. Each cassette can be utilized for only one test. The Company intends to generate recurring revenue through the sale of the test cassettes.

SAIGENE'S TECHNOLOGY

     Saigene's scientists have developed a novel diagnostic system that uses DNA probes attached to a universal polystyrene "dipstick" to capture the target and report its presence. The test system can also include another target specific DNA probe, which specifically recognizes a binding protein attached to an enzyme that converts colorless substrates into colored product, allowing for simple colorimetric test results, readable by an untrained layman. Upon the capture of the target, the color generating enzyme produces a blue color.

     The intensity of the color produced, and therefore the sensitivity of the assay, depends on the amount of the target present in a solution. The capture probes developed by Saigene are freely accessible to the solution containing the target. The high surface concentration and direct accessibility combine to accelerate the hybridization process. Saigene has also developed lysis solutions to rapidly liberate the nucleic acids in a test sample. Further, Saigene's technology allows amplification of the signal. Saigene has the ability to enhance the sensitivity of its assay further by using more sensitive detection techniques, such as chemiluminescence or fluorescence detection.

     Saigene's technology has led to the development of its Universal Assay System, which allows automated and cost-efficient processing of multi-target tests. The system uses standard microwell plates, which contain pre-dispensed assay reagents, and are color-coded to aid the user in the procedure. The sealed pre-dispensed assay reagents have a refrigerated shelf life of one year. The use of pre-filled reagent cassettes eliminates the need for volumetric liquid dispensing by the user or by an expensive sample processor. The standard assay configuration allows the user to perform 24 tests at one time. The tests can be a mixture of multiple samples, multiple targets, and multiple validation controls. The use of microwells allows a commercially available microwell plate reader to quantify the reaction.

     The Universal Assay System is programmed to automatically move up to 24 dipsticks through the reagent cassettes in a timed and uniform manner. Each test type requires a specific software card which controls the process and can be easily updated to meet new assay variations.

     The Company believes that the advantages of the Universal Assay System over other molecular probe-based systems include (i) the high assay sensitivity due to the small sample volume required and the Company's sensitivity enzyme amplification detection method; (ii) the ease of assay interpretation based on colorimetric changes in assay reagents; (iii) a wide variety of product detection methods (such as visual or instrumented fluorescence or chemiluminescence); (iv) the ability to use commercially available detection equipment; (v) low manufacturing costs due to the usage of non-custom dipsticks and microwell plates, and readily available chemical components; (vi) the ability to use DNA probe and immuno assays on the same platform; (vii) the ability to perform test assays at room temperature; and (viii) the comparably brief hybridization time to identify target analytes.

     The Company has several patent applications pending to cover the various aspects of probe design sequences and targeting, low temperature hybridization capability and solid phase attachment technology and solution hybridization acceleration. See "-- Intellectual Property and Licensing."

PRODUCTS

     The Company intends to pursue the development of its diagnostic tests for two markets, medical and non-medical. There is no requirement in the non-medical market for governmental approvals prior to marketing products, such as the Company's harmful algae detection test and sex-typing test for rare birds, which should allow the Company the opportunity to achieve product revenue in a shorter timeframe. The Company intends to seek collaborative partners to commercialize medical applications of its proprietary technology for larger medical markets, such as the periodontal disease market, the diabetes market and the AZT drug-resistance market for HIV.

     The Company intends to develop all of its diagnostic tests to utilize its Universal Assay System. The Company's harmful algae, diabetes, malaria and drug resistance test are currently being developed for use on the Universal Assay System. The Company intends to develop a sex-typing test and a periodontal disease test for use on the Universal Assay System.

     The following table sets forth certain information regarding the Company's products under development:

             PRODUCT
           DEVELOPMENT                                     DATE RESEARCH
            PROGRAMS                 DEVELOPMENT STAGE     INITIATED(1)            FORMAT               REGULATORY STATUS
---------------------------------  ---------------------  ---------------  -----------------------  --------------------------
Harmful Algae....................  Expected completion    August 1993      Universal Assay System   No regulatory requirement
                                   in May 1997
Sex-typing for Rare Birds........  Expected completion    January 1996     DNA Blots(2)             No regulatory requirement
                                   in March 1997
HLA-IDDM (diabetes)..............  Research feasibility   September 1992   Universal Assay System   PMA required for U.S.
                                   complete
Periodontal......................  PMA protocol complete  June 1987        Bead(2)(3)               PMA required for U.S.(3)
Malaria..........................  Developmental          September 1996   Universal Assay System   510(k) required for
                                   research                                                         U.S.(4)
HIV..............................  Developmental          December 1996    Universal Assay System   PMA required for U.S.
                                   research

---------------

(1) Indicates the date the Company's scientists began research on these potential products. All research prior to September 1996 was performed at Epoch, the Company's predecessor.
(2) The Company intends to develop a Universal Assay System format for this test.
(3) Becton-Dickinson currently owns the rights to this technology. The Company has a right of first refusal to license this technology for development and commercialization.
(4) This product may require a PMA.

  Environmental Testing -- Harmful Algae

     The Company is developing a DNA probe based test that utilizes the Company's Universal Assay System to detect toxic members of a harmful algae called Pseudo-nitzschia, which is linked to a neurological disorder known as Amnesic Shellfish Poisoning. The use of these DNA probes is designed to allow real time identification of potentially poisonous outbreaks of harmful algae. In response, shellfish hatcheries may accelerate or quarantine their harvest.

     The sample preparation procedure for the DNA probe assay developed by Saigene involves concentrating water samples and then performing a simple lysis procedure. The sample is then processed on-site through the Universal Assay System which begins a timed series of reactions between a solid phase and liquid reagents. This procedure takes a total test time of approximately 40 minutes. The assay is semi-quantitative and can be used to determine the species of harmful algae and the approximate number of organisms present. Test results can be obtained with the Company's Universal Assay System by pushing a button and waiting for a colorimetric reaction. The Company's scientists began collaborating with the Monterey Bay Aquarium Research Institute, a private nonprofit organization, in December 1993 for the development of this product. The Company intends to develop additional test products to detect other harmful algae, such as certain Alexandrium and Heterosigma species.

     Accurate methods for the real time detection and monitoring of harmful algae species are not currently commercially available. Competitive toxin tests typically take one to four days, require off-site analysis and cost approximately $100 to $300. Other procedures utilize electron microscopy to visualize fine cell wall differences, which is time consuming and requires expertise in fluorescent microscopy to differentiate toxic from nontoxic species.

     Potential markets for the harmful algae detection system include environmental research institutes, the shellfish and fin fish industry and local, state, national and international agencies that monitor public health threats. The Company intends to market the harmful algae detection product initially to the research market. The Company believes there are numerous private and public institutions conducting research in as many as 86 countries worldwide. In addition, the Company believes that state coastal monitoring programs, state fish hatcheries and native American tribes require a mechanism to detect harmful algae accurately. To achieve broader market acceptance of its diagnostic test for harmful algae, the Company intends to seek approval of the test as a standard laboratory method by the American Organization of American Chemists.

     The Company believes that its technology for detecting Pseudo-nitzschia can be applied to other environmental tests of sea water for potentially harmful species. For example, the recently passed National Invasive Species Act (NISA) prohibits ships entering a port from transporting non-native species in their ballast water. However, there is currently no available portable, real time test to detect the presence of prohibited organisms in ballast water. If the organisms the federal agencies desire to prohibit in ballast waters have been sequenced, the Company believes it can develop a diagnostic test which can detect the organism within a relatively short time frame.

  Sex-typing for Rare Birds

     The Company is developing a test to determine the sex of avian species. To access the test, the bird owner collects a blood sample and mails it to Saigene for analysis. The analysis takes four days. The test utilizes a proprietary sex specific probe in a DNA blot format. The Company intends to develop the technology for this test to be utilized on the Universal Assay System, which should allow for test results in less than one hour. This would provide much more rapid test results than the test that is currently offered by a competitor.

     The Company undertook this project at the request of a consortium of ostrich growers who wanted to determine sex types rapidly and accurately. The Company believes that sex typing as a reference lab service is of commercial importance for enterprises involved in commercial breeding of rare and commercially important birds. Ostrich farms currently use conventional observation methods, which are only reliable approximately three months after the birth of the chicks.

     The Company intends to market its sex-typing test directly to ostrich growers through the internet. The Company is considering entering into a joint venture with a consortium of ostrich growers, which operate ostrich ranches around the world.

     Marketing this product will not require FDA clearance.

  HLA -- IDDM / Diabetes Test

     The Company has developed a DNA probe test for use with its Universal Assay System that detects the presence of certain high-risk genes (alleles), which either impart greater or lower risk for insulin-dependent diabetes. The Company believes this test could help predict the future occurrence of insulin dependent diabetes and identify patients who are candidates for experimental immunosuppressive therapy protocols. The Company has prepared a patent application for gene sequences. In addition, the Company has obtained an exclusive license to other specific DNA sequences to detect the high-risk alleles from Virginia Mason Research Institute. The test contains PCR primers, allele specific detection reagents and internal controls to ensure a valid PCR amplification and valid assay conditions. To utilize this test, a customer must purchase reagents, which are licensed from Roche, and a thermal cycler, which the Company believes is currently in use in most modern clinical research and reference laboratories.

     The genes that confer susceptibility to insulin-dependent diabetes are located in the HLA region of chromosome 6 and are involved in displaying foreign or, in the case of autoimmune diseases, self antigens to stimulate the immune system. Individuals who have these high-risk genes (alleles) have 100 times the risk of developing insulin-dependent diabetes than those who do not. Nevertheless, most individuals with these high-risk genes will not develop the disease. Therefore, the Company's diabetes test utilizes other factors, such as a family history of insulin-dependent diabetes and/or the presence of autoantibodies against pancreatic antigens, such as glutamic acid decarboxylase
(GAD), to produce tests with a high predictive value.

     The Company believes that its test may eventually be used to screen patients under 15 years of age who have a family history of insulin-dependent diabetes. The Company estimates that there are almost 400,000 potential patients per year in the United States and over two million worldwide. The Company believes the total market potential for diabetes screening is in excess of $55 million worldwide.

     The Company believes that it will be necessary to obtain a PMA clearance from the FDA before it can market the product.

  Periodontal Disease Test

     Saigene's scientific team played a key role in developing a periodontal disease test system while working at Epoch. The Company believes the test is the first rapid (approximately 30-minute) in-office test, which specifically identifies microorganisms that cause various forms of periodontitis, a disease of the gum tissue and underlying tooth support structures. This test, which was purchased by Becton-Dickinson from MicroProbe in 1994, utilizes DNA probes on a single matchbook-sized reagent card with reagent cassettes to identify bacteria from infected sites that may be in the early stage of deterioration as well as from sites that are advanced in the destructive cycle. The tests can simultaneously detect and identify specific bacteroides species (such as P. gingivalis and B. forsythus) and verify the test results with a positive and negative control. The Company has a right of first refusal to license this test from Becton-Dickinson for development and commercialization. The right of first refusal expires in June 1997.

     The Company believes that rapid, in-office testing offers a significant advantage over the competitive options. The in-office test would be conducted while the patient is still in the dentist's chair, where a treatment regimen can be determined and commenced. The Company believes that the results from the periodontal test, along with other clinical measurements, can assist the dentist and periodontist to make a precise diagnosis of the site of infection, aid in the determination of the appropriate therapeutic regime, and help monitor effective disease treatment. The Company believes that the DNA probe format test will provide greater accuracy at a lower cost than other available methods.

     Current testing techniques for periodontal disease require that bacteria samples be sent to a laboratory for anaerobic culturing, with approximately a two-week turnaround time for test results. Anaerobic cultures for organisms, such as P. gingivalis and B. forsythus, depend to a significant extent on the method of sample collection and shipment to the culture facility. Poor samples may lead to false negative results. Anaerobic culture also requires experienced handling and, upon identification of a potential positive colony, further testing by biochemical methods to confirm a positive result.

     Periodontitis is a major health problem throughout the world. The Company estimates that over 100 million patients worldwide suffer from periodontitis. As many as 40 million adults in the United States suffer from periodontitis. At any one time, 10% of the domestic population shows evidence of destructive periodontal disease. Current spending on periodontal disease has been estimated at $5.0 billion per year worldwide. The Company believes there is a worldwide market potential of $2 billion in annual sales at $20 per test, with the estimated United States market constituting annual sales of $600 million.

     The Company believes that the periodontal disease test system can be marketed to general dental practitioners, periodontists, prosthodontists and oral surgeons. With tooth loss from cavities greatly reduced, many more teeth are being kept into old age when the supporting gum tissues become more susceptible to periodontitis. Periodontitis continues to be the major cause of tooth loss of patients over 40 years of age. Crown and bridge work on patients suspected of suffering from periodontitis is likely to include a periodontal disease test to document a bacteria-free site before expensive bridge work is commenced. As a result, the Company believes that there is a strong and growing market for a low cost, easy to use test to rapidly confirm the presence of microorganisms associated with periodontitis.

     The Company estimates that a minimum of a six-month multicenter study will be required prior to submitting a PMA to the FDA. There can be no assurance that the study, its cost or length of time will not be subject to substantial change or that the Company will ever obtain FDA clearance or approval to market the periodontal disease test.

     The Company intends to develop a periodontal disease test for use on its Universal Assay System, which would require completion of clinical trials and additional regulatory review. The Company's strategy is to develop the market need for the periodontal disease test using the reagent card format, while it continues to develop the Universal Assay System format test, which should be less costly than the card format. The Company estimates that it will be several years before it can market a periodontal disease product using the Universal Assay System. There can be no assurance the Company will successfully develop such a test or that it will receive the necessary FDA regulatory clearance for marketing such a test.

  Malaria Test

     In September 1996 the Company began the initial research for developing a DNA probe-based hybridization test that can detect the presence of the four strains of Plasmodium associated with malaria. The reliable diagnosis of malaria, whether in a hospital, in a rural health clinic or at a patient's home, is a prerequisite for selecting the correct treatment and, consequently, for reducing malaria morbidity and mortality. The Company believes that the information obtained from the test will allow the health-care provider to prescribe appropriate malaria therapy. The Company's product will utilize a disposable cassette, containing all of the reagents necessary for the detection of these parasites. Saigene plans to develop both a manual format for this test for field testing and an automated instrumented format for clinical settings. In addition, the Company expects to supply the reagents prepackaged for long-term, non-refrigerated storage. The Company has an SBIR grant from the National Institutes of Health to develop this test product. The Company has a collaborative arrangement with Dr. Lal, Chief of the Malaria Branch of the Center for Disease Control, for field testing. Unlike current immunoassay products, Saigene's product is being designed to detect all of the Plasmodium forms associated with malaria (P. falciparum, P. vivax, P. malaria, and P. ovale) simultaneously from one specimen. Since current immunologic tests measure a patient's antibody level, the results can be misleading because patients who have been infected can carry antibodies for prolonged periods of time.

     The Company believes that its malaria test will be eligible for a 510(k) in the United States. However, since the primary market for this test is outside the United States and as a result of the early stage of the Company's research on this product, the Company does not intend to submit a 510(k) application for several years. There can be no assurance a 510(k) will be granted or that a PMA will not be required. If a PMA is required, marketing of this potential product will be further delayed. The Company intends to seek regulatory approval to market this product in foreign countries as appropriate.

     The Company expects to market both the manual and automated formats for this product to third-world countries because of the higher incidence of malaria in these countries. It is estimated that malaria infections affect one-third of the world's population. Significant control of the disease was accomplished in the 1930s and 1940s as a result of the advent of synthetic antimalarial drugs and modern insecticides. However, the rise in the incidence of drug and insecticide resistance in parasites and vectors has been responsible for a resurgence in malarial cases. Nearly 100 million clinical cases of malaria are reported yearly, with about two million deaths worldwide. The reliable diagnosis of malaria is a prerequisite for selecting the correct treatment and, consequently, for reducing malaria morbidity and mortality.

  HIV Drug Resistance Test

     The Company began research in December 1996 on the development of an HIV drug resistance test using DNA probes, which can detect and quantify the viral load of the native HIV and the six predominant

AZT, ddl, ddC, and 3TC-resistant mutants using the same technology platform. Building on its technology developed in the HLA IDDM project, the Company plans to develop a kit containing PCR primers, internal standard RNA, specific mutant viral detection microwell strips and instructions for use in conjunction with the Company's Universal Assay System. The Company's reagent cassettes, used in conjunction with an analyzer, are expected to be able to perform all of the detection steps automatically in approximately 40 minutes. The entire procedure will involve performing PCR in a thermocycler, then automated detection via the Saigene Universal Assay System and, if quantification is desired, the use of a microwell absorbance reader. This is generally standard equipment in modern clinical research and reference laboratories.

     Human immunodeficiency virus (HIV), the causative agent for AIDS, is estimated to have infected over 500,000 people in the United States. Because the disease remains incurable, drug therapy to prolong the clinical latent phase of the disease, which on average lasts about 10 years, is the primary treatment.

     Various drugs have been developed that inhibit the growth of the HIV virus, but rapid mutation gives rise to drug resistance, usually within three weeks of therapy. In addition, people are being infected with a drug resistant HIV-virus in ever increasing numbers. Currently, about 10% of the patients are being treated with expensive, noneffective, treatments due to pre-existing drug resistance. Early detection of drug-resistance enables health care providers to change drug therapy prior to deterioration in the patents' clinical or immunological status. The knowledge of the presence of a specific mutation indicates which drugs will show cross-resistance or will reduce the development of resistance to other drugs, for example, the 3TC-resistance mutation greatly reduces the development of AZT-resistance. Viral load levels provide valuable information in assessing the effectiveness of the drug therapy and the patient's overall prognosis. Viral load may increase during therapy due to reasons other than drug resistance, such as, changes in the patient's immune status or mutations in the virus which increase its virulence. Therefore, increases in viral load during therapy is not necessarily an indication of drug resistance and it is important to be able to make that distinction.

     Currently, DNA sequencing, a labor intensive and costly procedure, is the only method of obtaining precise drug resistance information. An automated DNA sequencer typically ranges in price from $50,000-$100,000, requires a highly skilled individual for its operation, and does not provide viral load information.

     The Company believes that with the significant costs of treating HIV infected patients, costing an average ranging from $12,000 to $18,000 per year, there is a strong market need for the development of a low cost diagnostic tool to detect and monitor drug resistance and a patient's viral load. Following a positive HIV blood test, patients are generally monitored for viral load twice a year. Traditionally, drug therapy is begun when there is an indication of viral increase. The viral level and the presence of any drug resistant mutations are then typically measured every three to four months. However, physicians recently have recommended drug therapy before any evidence of viral load increase. The Company believes that with 500,000 patients being tested two to four times per year, there is a total United States market potential for a DNA probe-based HIV drug resistance test of one to two million tests per year, representing between $100 to $200 million in sales in the United States. As of May 1996 at least 50 HIV antiviral compounds were in clinical trials in the United States, any of which has the potential to be subject to drug resistance. The Company believes that in the future its technology can be applied to develop custom reagent tests to detect and monitor any resulting drug resistant strains.

     The Company plans to evaluate its HIV drug resistance and viral load detection product through the use of NIH sponsored clinical trials undertaken through collaborations with clinical investigators. The Company believes that its HIV drug resistance test will require a PMA. The Company has only recently begun research on this product. The research and development, including completion of the clinical trials necessary to obtain a PMA, will take a number of years. There can be no assurance the research and development will be successfully completed, that a PMA will be obtained or that the Company will ever market an HIV drug resistance and viral load detection product.

SALES AND MARKETING

     An important aspect of the Company's strategy is to develop products its customers need by integrating outside investigators into the development process. By establishing these early stage collaborations, the Company builds relevant scientific data based on the performance of its products while evaluating the customer's comfort level with the procedure, instructions, and mechanical operation of the test. During this early stage of marketing, the investigators make critical evaluations of the product and may publish results to their scientific peers.

     The Company currently has no sales, marketing or distribution capacity. The Company intends to market its harmful algae and sex-typing tests directly. The Company intends to establish direct relationships with the environmental research institutions and shellfish hatcheries that would utilize its harmful algae diagnostic test. The Company intends to market its sex-typing test through the Internet to ostrich growers, who typically reside in rural areas and have a high percentage of internet users.

     The Company intends to market its medical diagnostic products by entering into marketing agreements with large multinational diagnostic or pharmaceutical companies that have the sales and technical support infrastructure necessary to sell the products commercially.

     To establish its market position, the Company initially intends to provide the analyzer and software card for its tests via low-cost rental agreements to eliminate the capital purchase requirement of the Universal Assay System. The Company expects to generate recurring revenue through the sale of the reagent cassettes, which are specifically designed for each test.

     The Company believes that the primary market for its DNA probe-based technology will be academic research centers, pharmaceutical companies, reference laboratories, and independent testing laboratories.

COMPETITION

     The market for diagnostic products using DNA probe technology is currently limited, but is expected to be highly competitive. There are many pharmaceutical, diagnostics and biotechnology companies, public and private universities and research organizations actively engaged in the research and development of diagnostic products. Many of these organizations have financial, manufacturing and human resources greater than those of the Company. In particular, established diagnostic companies could provide significant competition to Saigene through the development of new and competing products. These companies have the strategic commitment to diagnostics, the financial and other resources to invest in new technologies, experience in new product development, and manufacturing and distribution capabilities to their customers. In addition, these companies have an installed base of diagnostic systems which makes it more difficult for the Company to attract new customers.

     Competition in the field of molecular based diagnostic testing is intense and is expected to increase. Further, the technologies for discovering genes associated with significant diseases and for commercializing test platforms utilizing these discoveries are new and rapidly evolving.

     Currently, the Company's principal competition comes from existing companies that have developed test methods used to perform many of the same functions for which the Company plans to market its test systems. In the diagnostic field, these technologies are provided by large established companies, such as Abbott Laboratories, Boehringer Mannheim GmbH, Roche, Johnson & Johnson and Smith Kline Beecham Corp. These technologies include a variety of established assays, such as immunoassays, histochemistry, flow cytometry, along with DNA probe diagnostics. Saigene believes many companies are conducting research on new technologies for diagnostic tests based on advances in genetic information. These companies have the strategic commitment to diagnostics, financial and other resources to invest in new technologies and substantial intellectual property portfolios. In addition many of these large diagnostic companies are forming alliances with genomics companies in order to obtain access to genetic information in an attempt to integrate them onto their diagnostic test platforms.

MANUFACTURING

     The Company manufactures tests using its Universal Assay System for its diabetes and toxic algae tests. The Company currently manufactures these tests on a pilot program basis and can produce approximately 1,000 of each test per week. The Company manufactures these tests at its headquarters in Bothell, Washington. The Company expects to increase the number of and variety of tests that it produces, but will continue to manufacture all of its tests at its current facility. The Company expects to significantly increase the amount of tests that it produces on a weekly and yearly basis in fiscal 1997. The Company will be required to comply with the Good Manufacturing Practices requirements of the FDA when it manufactures medical diagnostic products under the FDA's regulation. See "Government Regulation."

INTELLECTUAL PROPERTY AND LICENSING

     The Company's success will depend in part on its ability to obtain patent protection for its products both in the United States and other countries. The Company currently has three patent applications, one filed and two in process. In addition, the Company is co-owner of a fourth patent application currently in process. The Company also intends to seek exclusive licenses to certain patents held by third parties. Since a patent may be invalid or circumvented by alternative technologies, there can be no assurance as to the breadth of protection that any patents the Company may eventually obtain or license may afford the Company. In the event the Company is held liable for patent infringement, insurance may not cover any or all of the infringement damages and any such infringement liability may adversely affect the business, financial condition and results of operations of the Company.

     Saigene also relies upon copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its intellectual property. The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its copyright and trade secrets and to operate without infringing the proprietary rights of third parties.

     The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including the Company, are generally uncertain and involve complex legal and factual questions. There can be no assurance that any of the Company's pending patent applications will result in issued patents, that the Company will develop additional proprietary technologies that are patentable, that any patents issued to the Company or its strategic partners will provide a basis for commercially viable products or will provide the Company with any competitive advantages or overcome challenges by third parties, or that the patents of others will not have an adverse effect on the ability of the Company to do business. In addition, patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving. The degree of future protection for the Company's proprietary rights, therefore, is uncertain. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of the Company's technologies, or, if patents are issued to the Company, design around the patented technologies developed by the Company. In addition, the Company could incur substantial costs in litigation if it is required to defend itself in patent suits brought by third parties or if it initiates such suits.

     The commercial success of the Company also depends in part on the Company avoiding infringing patents or proprietary rights of third parties or breaching any licenses that may relate to the Company's technologies and products. For example, the Company, its collaborators and customers may need to acquire a license for an amplification technology. There is no assurance such a license will be available on commercially reasonable terms. The Company is aware of third-party patents that may relate to the Company's technology. There can be no assurance that the Company will not infringe on these patents or other patents or proprietary rights of third parties. In addition, the Company may in the future receive a notice claiming infringement from third parties as well as invitations to take licenses under third party patents. Any legal action against the Company or its collaborative partners claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could subject the Company to potential liability for damages and require the Company or its collaborative partner to obtain a license in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborative partners would prevail in such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the Company's areas of interest, and the Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Others may have filed and in the future are likely to file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

     The enactment of legislation implementing the General Agreement on Trade and Tariffs that became effective on June 8, 1995 has resulted in certain changes in United States patent laws. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of 17 years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate 20 years after the earliest effective filing date of the application. Because the time from filing to issuance of biotechnology patent applications in the Company's are of interest is often more than three years, a twenty-year term after the effective date of filing may result in a substantially shortened term of the Company's patent protection which may adversely affect the Company's patent position.

     A third party owns the patent rights to the technology necessary for the Company to commercialize the periodontal disease test in its current form. The Company has a right of first refusal to license the technology to obtain the necessary regulatory approvals and to market, use and sell the periodontal diagnostic product. The right of first refusal expires in June 1997. There can be no assurance that the Company will be able to negotiate a license agreement to commercialize the product on acceptable terms, or at all. If the Company is unable to successfully negotiate a license, it would be required to design a new periodontal disease test that does not utilize the technology owned by the third party, which would require substantial additional capital and regulatory review. See "Business -- Intellectual Property and Licensing.

GOVERNMENT REGULATION

     The Company anticipates that the manufacturing, labeling, distribution and marketing of some or all of the Company's diagnostic products will be subject to government regulation in the United States and in certain other countries.

     The FDA and comparable state, local and foreign agencies impose substantial regulatory requirements for the development, clinical testing, manufacture, labeling, packaging and sale of medical devices and diagnostic products. This process can include lengthy and well-defined laboratory and clinical studies, process and performance validation activities, and highly documented research and manufacturing operations. Noncompliance with applicable requirements can result in fines, civil penalties, injunctions, suspensions or losses of regulatory approvals on clearances, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow the Company to enter into government supply contracts and criminal prosecution. Failure to obtain regulatory approvals, the restriction, suspension or revocation of regulatory approvals or clearances, if obtained, or any other failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     The FDA regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits or equipment. Some clinical laboratories, however, purchase individual reagents intended for specific analytes and use those reagents to develop and prepare their own finished diagnostic tests. Although the FDA has not generally exercised regulatory authority over the individual reagents or the finished tests prepared from them by the clinical laboratories, the FDA has recently proposed a rule that, if adopted, would regulate reagents sold to clinical laboratories as medical devices. The proposed rule would also restrict sales of these reagents to clinical laboratories certified under CLIA as high complexity laboratories.

     The Company is developing two distinct categories of products: those which will not fall under any FDA requirements for manufacture and distribution; and diagnostic devices, which will need review by the FDA as either "Class II" medical devices, requiring a 510(k) or "Class III," requiring a PMA.

     The Company believes that there are no regulatory restrictions on the use and marketing of its harmful algae identification product. In the future, the Company plans to complete a methods validation under the guidance of the Association of Analytical Chemists in order to have the test become an "Official Method" for use in Health Department and FDA food safety testing laboratories. The Company believes that the Avian Reference Test also will have no regulatory restrictions and further developments of this test will not change the regulatory status.

     In the United States, the Company's clinical diagnostic systems are regulated by the FDA under a three-tier classification system-Class I, II and III, on the basis of the controls deemed necessary by FDA to reasonably assure their safety and effectiveness. Under FDA regulations, Class I devices are subject to general controls (for example, labeling, premarket notification and adherence to GMP) and Class II devices are subject to general and specific controls (for example, performance standards, postmarket surveilance, patient regestries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval from the FDA to ensure their safety and effectiveness (for example, life-sustaining, life-supporting and implantable devices, or new devices which have not been found substantially equivalent to legally marketed Class I or II devices). Most diagnostic devices are regulated as Class I or Class II devices, although certain diagnostic tests for particular diseases may be classified as Class III devices.

     A medical device manufacturer may seek clearance to market a medical device by filing a 510(k) premarket notification with the FDA if a medical device manufacturer establishes that a newly developed device is "substantially equivalent" to either a device that was legally marketed prior to May 28, 1976, the date upon which the medical device amendments of 1976 were enacted, or to a device that is currently legally marketed and has received 510(k) premarket clearance from the FDA. The 510(k) premarket notification must be supported by appropriate information, including, where appropriate, data for clinical trials, establishing the claim of substantial equivalence to the satisfaction of the FDA. Commercial distribution of a device for which a 510(k) premarket notification is required can begin only after the FDA issues an order finding the device to be "substantially equivalent" to a predicate device. The FDA has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from four to twelve months from the date of submission to obtain clearance of a 510(k) submission, but it may take substantially longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information is needed before a substantial equivalence determination can be made.

     A "not substantially equivalent" determination, or a request for additional information, could delay the market introduction of new products that fall into this category and could have a material adverse effect on the Company's business, financial condition and results of operations. For any of the Company's products that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or efficacy of the device or that constitute a major change to the intended use of the device will require new 510(k) submissions or approval of a PMA. Any modified device for which a new 510(k) premarket notification is required cannot be distributed until 510(k) clearance is obtained for the modified device. There can be no assurance that the Company will obtain 510(k) clearance in a timely manner, if at all, for any devices or modifications to devices for which it may submit a 510(k) notification.

     A PMA application must be submitted if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device or for a Class III device for which FDA has called for PMA's.

     The PMA application must contain valid scientific evidence to support the safety and effectiveness of the device which includes the results of the clinical trials, the results of all relevant bench tests, laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used for its manufacture. In addition, the submission must include the proposed labeling for the product and its intended uses. If human clinical trials of a device are required in connection with a PMA application, and the device represents a "significant risk" the sponsor of the trial is required to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing, as well as how the device will be manufactured. If the IDE is reviewed and approved by the FDA and one or more appropriate institutional review boards ("IRB's"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "non-significant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs but FDA approval for the commencement of the study is not required. Sponsors of clinical trials are permitted to sell those devices distributed in the course of the study provided such compensation does not exceed recovery of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by FDA before a sponsor or investigator may make a significant change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

     Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. An incomplete application will be returned to the sponsor and must be resubmitted and accepted for filing before the application will be reviewed. Once the submission is accepted for filing, the FDA begins an in depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended but the FDA asking for more information or clarification of information already provided in the submission. During the PMA review period, the submission may be sent to an FDA selected scientific advisory panel composed of physicians and scientists with expertise in the particular field. The FDA scientific advisory panel issues a recommendation to the FDA that may include conditions for approval. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with applicable GMP requirements.

     If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will issue an approvable letter which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When those conditions have been fulfilled to the satisfaction of the FDA, the Agency will issue a PMA approval letter, authorizing commercial marketing of the device for certain indications and intended uses. The PMA review process can be expensive, uncertain and lengthy. A number of devices for which a PMA has been sought have never been approved for marketing. The FDA may also determine that additional clinical trials are necessary, in which case the PMA may be significantly delayed while additional clinical trials are conducted and data is submitted in an amendment to the PMA. Modifications to the design of a device that is the subject of an approved PMA, its labeling, or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the same type of information required for initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. The FDA generally does not call for an advisory review panel for PMA supplements. There can be no assurance that, if required, the Company will be able to meet the FDA's PMA requirements or that any necessary approvals will be received. Failure to comply with regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals and clearances, the FDA and certain foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulations by the FDA. Failure to comply with applicable regulatory requirements, can result in, among other things, warning letters, fines, injunctions, civil penalties; recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval for devices, withdrawals of approvals and criminal prosecutions.

     The Company is required to register with the FDA as a device manufacturer and list its products with the Agency. The Company also is subject to bi-annual inspections for compliance with GMP, by the FDA and state agencies acting under contract with the FDA. The GMP regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and quality assurance and quality control activities. The FDA also has promulgated final regulatory changes to the GMP regulations that require, among other things, design controls and maintenance of service records, which will increase the cost of complying with GMP requirements.

     Labeling and promotion activities are also subject to scrutiny by the FDA. The FDA actively enforces regulations prohibiting the marketing of products for unapproved uses. The Company and its products are also subject to a variety of state and local laws and regulations in those states and localities where its products are or will be marketed. Any applicable state or local regulations may hinder the Company's ability to market its products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant cost to comply with such laws and regulations now or in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

     The Company's customers using its diagnostic devices for clinical use in the United States may be regulated under the CLIA, which is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personal qualifications, administration participation and proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of diagnostics test ("waived", "moderately complex" and "highly complex") and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using certain of the Company's diagnostic products. Therefore, there can be no assurance that the CLIA regulations and further administrative interpretations of CLIA will not have a material adverse impact on the Company by limiting the potential market for the Company's products.

     International sales of the Company's products are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. The ISO 9000 series of standards for quality operations have been developed to ensure that companies know the standards of quality to which they must adhere to receive certification. The European Union has promulgated rules which require that medical products receive by mid-1998 the right to affix the CE Mark, an international symbol of adherence to quality assurance standards and compliance with applicable European device directives. The ISO 9001 certification is one of the CE Mark certification requirements. Failure to receive the right to affix the CE Mark will prohibit the Company from selling its products in member countries of the European Union.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to executive officers, directors and key employees of the Company:

               NAME                  AGE                         POSITION
-----------------------------------  ---   ----------------------------------------------------
Allan G. Cochrane..................  44    President, Chief Operating Officer, Chief Financial
                                           Officer, Treasurer and Director
Ronald R. Helm, J.D................  45    Chief Executive Officer, Secretary and Vice-Chairman
                                           of the Board of Directors
Jack U'Ren, Ph.D...................  52    Director of Research
Paul Haydock, Ph.D.................  42    Manager, Product Development
Judith Howard, M.S.................  48    Director of Operations
Kenneth R. Waters, J.D.(1)(2)......  45    Director
Edward E. Faber(1)(2)..............  63    Chairman of the Board of Directors

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     The following is a brief description of the professional experience and background of the officers, directors and key employees of the Company.

     Mr. Cochrane was a founder of the Company and has been President, Chief Operating Officer, Chief Financial Officer and Treasurer since its inception in 1996. In May 1993, he joined Epoch Pharmaceuticals, Inc. as its Vice President of Sales and Marketing and Diagnostics and was appointed President, Chief Operating Officer and to the Board of Directors in June 1993. From 1975 to 1993, Mr. Cochrane was employed by Difco Laboratories in marketing, strategic planning and corporate development positions. From 1988 to 1991, Mr. Cochrane was Director of Business Development, and from 1991 to 1993, Mr. Cochrane was Vice President, Sales and Marketing in which capacity he started the Epoch's instrumentation division and launched its first fully automated blood culture system. Mr. Cochrane received his B.S. in Biology from Roberts Wesleyan College.

     Mr. Helm was a founder of the Company and has been the Chief Executive Officer and Secretary since its inception in 1996 and the Vice Chairman of the Board of Directors since January 1997. He was Chairman of the Board and Chief Executive Officer of Pacific Biometrics, Inc. in 1995. From 1992 to 1994, Mr. Helm was a co-founder and principal investor in Merchant House Scientific, a southern California-based medical device and product development company. From 1976 to 1985, he was the Associate Dean for Development and Professor of Law at Pepperdine University School of Law. From 1983 to 1985, he was the Senior Vice-President and General Counsel of ComputerLand Corporation (now Vanstar Corporation) in Oakland, California. From 1985 to 1992, Mr. Helm was the Managing Partner of the California law firm of Helm, Purcell & Wakeman. He founded the firm in 1985. From May to October of 1996, Mr. Helm was also the Managing Director of ComputerLand Europe, a 100-center computer retail business with centers in 15 countries. Mr. Helm remains a Director of ComputerLand Europe. Mr. Helm received his B.S. from Abilene Christian University and his J.D. from Pepperdine University School of Law.

     Dr. U'Ren was a founder of the Company and has been Director of Research since its inception in 1996. From 1989 to 1996 he worked at Epoch Pharmaceuticals, Inc. as its Director of Systems Integration. From 1974 to 1982, Dr. U'Ren was an Assistant Scientist at Sydney Farber Cancer Institute and from 1982 to 1986, he was the Director of Protein Chemistry at Genex Corporation. Dr. U'Ren was then employed as a Project Manger at Battelle from 1986 to 1989. Dr. U'Ren received his Ph.D. in Biochemistry from the University of Washington and completed his postdoctorate study in Pharmacology at Yale University.

     Dr. Haydock was a founder of the Company and has been the Manager of Product Development since its inception in 1996. Before joining the Company, he worked at Epoch Pharmaceuticals, Inc. as a Research

Scientist initially and then as a Group Leader of Product Development. Before working at Epoch, Dr. Haydock was a Senior Scientist in the Molecular Biology Department of Baxter Diagnostics, Inc., Bartels Division. Dr. Haydock received his Ph.D. in Biochemistry from Purdue University.

     Ms. Howard was a founder of the Company and has been the Director of Operations since its inception in 1996. Since 1991, she was employed at Epoch Pharmaceuticals, Inc. as Manager, Regulatory Compliance and Quality Assurance. She was promoted to Director of Quality Systems in 1994 and was promoted to Director of Operations in 1996. She has been developing and implementing GMP compliance programs for biotechnology and medical device manufacturers for over 10 years and Quality Assurance programs for over 15 years. She has developed Quality Control/Assurance compliance systems for several start-up companies, including TechAmerica Diagnostics, Gen-Probe and Quidel. She developed regulatory compliance policies, including FDA, OSHA and EPA for the University of Maryland Technology Assistance Program, under which several small companies such as Digene, Biotrax and Cytofluidics evolved. Ms. Howard received her M.S. in Environmental Science from California State University-Fullerton.

     Mr. Waters has been a member of the Board of Directors since the Company's inception in 1996. From 1977 to 1988, Mr. Waters was employed by ComputerLand Corporation (now Vanstar Corporation). In 1988, he retired from his position as Chief Executive Officer, a position he held for 3 years. From 1991 to 1992, he operated his own consulting company and worked with companies such as AT&T, Williams Sonoma and Celluland. In 1992, he joined Power Up Software as its President and Chief Executive Officer. After selling that company in 1993, he joined MicroAge, Inc. as its president. Mr. Waters currently serves on the Board of Directors of Michael Jordan Golf Inc., Access Micro Systems and Casablanca Works.

     Mr. Faber has served as Chairman of the Board of Directors of the Company since January 1997. Mr. Faber currently consults with small, emerging companies on a variety of corporate matters, including turnaround strategies. From 1991 to 1992, he served as President and Chief Executive Officer of SuperCuts, Inc., where he was responsible for organizing and executing an initial public offering. From 1990 until the company was sold in 1991, Mr. Faber served as Vice Chairman and Chief Executive Officer of Dataphaz. In 1976, Mr. Faber was the founding President of ComputerLand Corporation. He retired from ComputerLand Corporation in 1983, but rejoined that company in 1985 to serve as Chairman and Chief Executive Officer until 1987 when the company was sold. He remained as Vice Chairman until 1990. Mr. Faber currently serves on the Boards of Integrated Circuits Engineering Corp. and Cotelligent Systems.

     The Company's Board of Directors consists of such number as may be fixed from time to time by resolution of the Board of Directors. The Company currently has authorized up to four directors with four currently serving. Each Director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified.

COMMITTEES OF THE BOARD

     The Compensation Committee consists of Messrs. Waters and Faber. The Compensation Committee establishes salaries, incentives, and other forms of compensation for officers and other employees, administers incentive compensation and benefit plans, including the Company's 1997 Stock Plan, 1997 Employee Stock Purchase Plan and 1997 Director Stock Option Plan, and recommends policies relating to such plans.

     The Audit Committee consists of Messrs. Waters and Faber. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's internal auditing procedures, and the adequacy of internal controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed in February 1997. The Committee currently consists of Kenneth Waters and Edward Faber. No interlocking relationship exists between the Company's Board of Directors Compensation Committee and the Board of Directors or Compensation Committee of any other Company, nor has such interlocking relationship existed in the past.

COMPENSATION OF DIRECTORS

     The Company's policy is not to pay cash compensation to directors who are employees or consultants of the Company for their services as directors. The Company's compensation policy for non-employee directors is to pay each qualified director $1,000 per board meeting attended, up to a maximum of six meetings per calendar year. The Chairman of the Board of Directors, in the event such person is not an employee or consultant, will be paid $1,000 per month as compensation for board duties in lieu of directors fees. The Company also reimburses reasonable out-of-pocket expenses of directors for attendance at meetings.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for
(i) any breach of their duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other reagent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other Company or enterprise to which the person provides services at the request of the Company.

     The Company is in the process of purchasing insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity. The Company believes that indemnification agreements and insurance are necessary to attract and retain qualified directors and executive officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     None of the Company's officers earned in excess of $100,000 for the year ended September 30, 1996. Ronald R. Helm, the Chief Executive, and Allan G. Cochrane, the President, Chief Operating Officer and Chief Financial Officer, are each currently being compensated at an annual rate of $160,000 during fiscal 1997.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of Ronald R. Helm, Allan G. Cochrane, Paul Haydock, Judith Howard and Jack U'Ren providing an annual base salary of $160,000, $160,008, $70,008, $70,008 and $89,472, respectively, and certain other customary benefits, including disability payments and participation in all Company stock, health and benefit plans available to other executive officers and employees. Each of the employment agreements terminate on September 30, 1999, unless earlier terminated by either the employee or the Company. Under each of the employment agreements, either the employee or the Company may terminate the employee's employment with or without cause, however, if the employee is terminated with cause, the employee is entitled to receive monthly payment of employee's base salary for one year after such termination date. In the event of a termination without cause by the Company within six to twelve months following a change of control, Mssrs. Cochraine and Helm are entitled to receive yearly payments equal to twice their base salaries.

OPTION GRANTS DURING FISCAL 1996

     The Company did not grant any stock options, to the Named Executive Officers or otherwise, during the fiscal year ended September 30, 1996.

OPTION EXERCISES AND HOLDINGS

     No options were exercised by the Named Executive Officers during fiscal year ended September 30, 1996. No stock appreciation rights were granted during such year.

EMPLOYEE BENEFIT PLANS

     1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") was adopted by the Board of Directors in February 1997 and approved by the stockholders in February, 1997. After the closing of this offering, the Company will grant option and stock purchase rights to employees and consultants pursuant to the 1997 Plan. A total of 375,000 shares of Common Stock has been reserved for issuance pursuant to the 1997 Plan. As of February 12th, 1997 no options had been granted and no shares had been issued under the 1997 Plan. The 1997 Plan is administered by the Board of Directors, except that with respect to option grants to executive officers, it is administered by the Compensation Committee of the Board of Directors. No employee may be granted options to purchase more than 100,000 shares of Common Stock in any fiscal year of the Company, provided, however, that in connection with an employee's initial employment, an additional 100,000 shares may be granted which will not count against the annual limitation. Only employees may receive incentive stock options, which are intended to qualify for certain beneficial tax treatment; nonemployees receive nonstatutory stock options, which do not provide for such treatment. The exercise price of incentive stock options under the 1997 Plan must be at least equal the fair market value of the Common Stock on the date of grant, provided, however, that incentive stock options granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (a "10% Stockholder") must have an exercise price equal to 110% of such fair market value. The exercise price of nonstatutory stock options under the 1997 Plan will be determined by the Board of Directors or the Compensation Committee. Options granted under the 1997 Plan typically become exercisable at a rate of 25% of the shares subject to the option at the end of the fiscal year following the date of grant and approximately 2% of the shares subject to the option at the end of each calendar month thereafter until fully vested at the end of four years. In addition, incentive stock options granted to 10% Stockholders must be exercised within five years after the grant date, and other incentive stock options must be exercised within ten years after the grant date. In the case of stock purchase rights, unless the Board of Directors or the Compensation Committee determines otherwise, the restricted stock purchase agreement shall provide that the Company has a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser. The repurchase option shall lapse at a rate determined by the Board of Directors or the Compensation Committee. In the event of a merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company, then all shares subject to options granted under the 1997 Plan will become fully vested and exercisable if the options are not assumed or equivalent options are not substituted by the successor corporation. The Board of Directors may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in January 2007, unless sooner terminated by the Board of Directors.

     1997 Director Stock Option Plan. The Company's 1997 Director Stock Option Plan (the "Director Plan") was adopted in February 1997 and was approved by the stockholders in February 1997. A total of 150,000 shares of Common Stock has been authorized for issuance under the Director Plan. Each nonemployee director will automatically be granted a nonstatutory option to purchase 10,000 shares of Common Stock on the date of this offering or, in the future, on the date on which such person first becomes a director. On the date of each annual meeting of stockholders of the Company after approval of the Director Plan, each nonemployee director, who has served on the Board of Directors for at least the preceding six months, will automatically receive an additional nonstatutory option to purchase 2,500 shares of Common Stock. In the event of a merger of the Company with or into another corporation or the sale of substantially all of the Company's assets, outstanding options must be assumed or an equivalent option substituted by any successor corporation, or they will become fully vested and exercisable. The exercise price of all options granted under the Director Plan after the date of this Prospectus will be equal to the fair market value of the Common Stock on the date of grant. The initial option to purchase 10,000 shares of Common Stock granted under the Director Plan will vest in installments cumulatively as to 25% of the shares subject to the option on each anniversary of the date of the grant. Each option to purchase 2,500 shares of Common Stock granted under the Director Plan on the date of each annual meeting of stockholders of the Company will vest as to 100% of the shares subject to such option on the anniversary of the date of the grant, provided that the individual continues to serve as a director on such date. Each option granted under the Director Plan shall be exercisable only while the nonemployee director remains a director of the Company. All such options will expire ten years from the date of grant unless terminated sooner pursuant to the provisions of the Director Plan. The Board may amend the Director Plan at anytime. The Director Plan will terminate in December 2006.

     1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in February 1997 and was approved by the Company's stockholders in February 1997. The Purchase Plan is intended to qualify under Section 423 of the Code. The Company has reserved 100,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lower of
(i) the fair market value of the Company's Common Stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the Common Stock on the last day of an offering period (an "Exercise Date"). Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence on the date of this prospectus. New 24-month offering periods will commence approximately every six months thereafter. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan. In the event of a merger of the Company with or into another corporation or the proposed sale of all or substantially all of the Company's assets, any purchase periods then in progress shall be shortened by setting a new Exercise Date which shall be before the date of the Company's proposed sale or merger, and any offer periods then in progress shall end on the new Exercise Date.

                              CERTAIN TRANSACTIONS

     Five members of the Company's management and key employee group have lent the Company a total of $10,500 evidenced by 12-month notes bearing interest at a rate of 8% per annum. The notes will become due in October 1997.

     The Company has entered into a management consulting agreement with Kenneth
R. Waters, a director of the Company. The total compensation under the agreement is $50,000, payable at $1,000 per month for 30 months beginning in November 1996 and $20,000 paid upon successful completion of this offering.

     All future transactions, including any loans from the Company to its officers, directors, principal stockholders of affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of February 12, 1997 and as adjusted to reflect the sale of Common Stock offered hereby for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers as a group.

                                                                                 PERCENTAGE OF SHARES
                                                                                BENEFICIALLY OWNED(4)
                                                                 SHARES        ------------------------
                                                              BENEFICIALLY     PRIOR TO        AFTER
                    BENEFICIAL OWNER(1)                         OWNED(2)       OFFERING     OFFERING(3)
------------------------------------------------------------  ------------     --------     -----------
Ronald R. Helm..............................................       310,000       29.5%          15.1%
Allan G. Cochrone...........................................       425,500       40.5%          20.8%
Paul Haydock, Ph.D..........................................        94,500          9%           4.6%
Judith Howard...............................................        94,500          9%           4.6%
Jack U'Ren, Ph.D............................................       115,500         11%           5.6%
Kenneth R. Waters, J.D.(5)..................................        40,000        3.7%           1.9%
Edward E. Faber(6)..........................................        20,000        1.9%             *
Grant S. Kesler(7)..........................................       141,000       11.8%           6.4%
  3737 Birch Street, #300
  Newport Beach, California 92660
Jallow International, Ltd.(8)...............................       600,000       36.4%          22.6%
  2530 Park Oak Court
  Los Angeles, California 90068-2536
R.W. Engh & Associates (9)..................................            --         --             --
  210 North Central Avenue, Suite 100
  Glendale, California 91201
Elgin Williams(10)..........................................        65,000        5.8%           3.1%
---------------
  All directors and executive officers as a group (7
     persons)(11)...........................................     1,100,000        100%          52.4%

---------------
*  Represents benefical ownership of less than one percent of the Common Stock.
(1) Unless otherwise noted, the address for the stockholders listed above is 1725 220th Street SE, Bothell, Washington 98021.
(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date set forth above are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(3) Assumes no exercise of the Underwriters' over-allotment option.
(4) Percentage of beneficial ownership is based on 1,050,000 shares of Common Stock Outstanding prior to the offering and 2,050,000 shares of Common Stock outstanding after completion of this offering.
(5) Includes 40,000 shares issuable upon exercise of Warrants exercisable within 60 days of the date set forth above.
(6) Includes 10,000 shares issuable upon exercise of Warrants exercisable within 60 days of the date set forth above.
(7) Includes 107,000 shares issuable upon exercise of Warrants and 34,000 shares issuable upon exercise of Options exercisable within 60 days of the date set forth above.
(8) Includes 250,000 shares issuable upon exercise of Warrants and 350,000 shares issuable upon conversion of Debentures exercisable within 60 days of the date set forth above.

(9) Includes             shares issuable upon exercise of Warrants and
                 shares issuable upon exercise of Options exercisable within 60 days of the date set forth above.
(10) Includes 34,000 shares issuable upon exercise of Warrants and 31,000 shares issuable upon exercise of Options exercisable within 60 days of the date set forth above.
(11) Includes 50,000 shares issuable upon exercise of Warrants exercisable within 60 days of the date set forth above.

                           DESCRIPTION OF SECURITIES

     The Company is a Delaware corporation and its affairs are governed by its Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws and by the Delaware General Corporation Law. The following description of the Company's capital stock is qualified in all respects by reference to the Company's Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 2,000,000 shares of Preferred Stock $0.001 par value. The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units.

COMMON STOCK

     As of February 12, 1997, there were 1,050,000 shares of Common Stock outstanding held of record by approximately five stockholders.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of liquidation, dissolution or winding up of affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

COMMON STOCK PURCHASE WARRANTS

     In connection with this offering, the Company will issue 1,000,000 Warrants. The Warrants are subject to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. The following description of the Warrants is qualified in all respects by the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The shares of the Company's Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

     Each Warrant entitles the holder to purchase one share of Common Stock at any time during the five years following the date of this Prospectus for $6.50, subject to adjustment in certain circumstances, unless earlier redeemed, at which time the Warrants will expire. The Warrants are redeemable in whole and not in part by the Company upon 30 days notice at a price of $.10 per Warrant, provided that the closing prices of the Common Stock have averaged at least $9.00 per share for a period of any 20 consecutive trading days ending on the third day prior to the day on which the Company mails the notice of redemption to the Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, stock dividends, stock splits, and reclassifications. Holders of Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to the shares underlying the Warrants, unless and until the Warrants are exercised.

     The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by certified check or bank draft payable to the Warrant Agent). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

REPRESENTATIVE'S WARRANTS

     The Company has agreed, upon completion of this offering, to sell to the Representative for $.001 per warrant, the Representative's Warrants to purchase 100,000 shares of Common Stock and 100,000 Underlying Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus at a price of $6.50 per share. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrants. See "Underwriting."

EXISTING WARRANTS

     In connection with the issuance of the Debenture (defined below), the Company issued warrants to purchase 315,000 shares of Common Stock exercisable at $3.00 per share and expiring on October 2, 2006 Holders of the warrants do not possess any rights as Stockholders of the Company prior to exercise.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

CONVERTIBLE DEBT SECURITIES

     The Company has outstanding a Convertible Subordinated Debenture in the principal amount of $600,000 due on September 30, 2006, (the "Debenture"). The Debenture bears interest at a rate of 8% per annum, payable quarterly, and is convertible at any time into shares of Common Stock at the rate of $1.715 per share (the "Conversion Rate"), subject to adjustment in the event the initial public offering price is less than $6.00 per share. The Conversion Rate shall be equal to 28.6% of the initial public offering price per share. Assuming an initial public offering price of $6.00 per share, the Debenture is convertible into 350,000 shares.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

LISTING

     The Company applied for quotation and trading of its Common Stock and Warrants on the Nasdaq SmallCap Market under the symbols "SGEN" and "SGENW,"
respectively, and on the Boston Stock Exchange under the symbols      and      ,
respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock of the Company. Therefore, future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

     Upon completion of this offering, the Company will have outstanding approximately 2,050,000 shares of Common Stock. Of these outstanding shares of Common Stock, the 1,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 1,050,000 shares of Common Stock held by existing stockholders were issued and sold by the Company in September, 1996 in reliance on exemptions from the registration requirements of the Securities Act, and are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. None of the Restricted shares will be eligible for sale pursuant to Rules 144, 144(k) or 701 prior to September, 1988. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     Shortly after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock reserved for issuance under the 1997 Stock Plan, 1997 Director Option Plan or 1997 Employee Purchase Plan. Based upon the number of shares reserved for future issuance under all such plans, such registration statement would cover approximately 625,000 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately following the expiration of lockup agreements.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Dickinson & Co., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock and Warrants at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus.

                                                                  NUMBER OF SHARES      NUMBER OF
                                                                  OF COMMON STOCK       WARRANTS
                          UNDERWRITER                             TO BE PURCHASED    TO BE PURCHASED
----------------------------------------------------------------  ----------------   ---------------
Dickinson & Co..................................................

          Total.................................................      1,000,000         1,000,000
                                                                      =========         =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Securities offered hereby if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of $          per share of Common Stock and
$          per Warrant. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share of Common Stock and
$          per Warrant. After the initial public offering, the public offering price, concessions and other selling terms may be changed by the Representative.

     The Company has agreed to pay underwriting discounts and commissions in the aggregate of 10% of the initial public offering price of the Securities offered hereby. The Company also has agreed to reimburse the Representative's expenses on a non-accountable basis in the amount of 3% of the gross proceeds received from the sale of the Securities, including any Securities sold to cover over-allotments, if any. Any such expenses in excess of the expense allowance will be borne by the Underwriters. To date, the Company has advanced the
Representative $          with respect to non-accountable expenses.

     The Company has granted to the Underwriters an option, exercisable not later than 15 days after the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock and 150,000 additional Warrants at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any.

     The Company has agreed, upon completion of this offering, to sell to the Representative or its designees, for $0.001 per Warrant, Representative's Warrants to purchase 100,000 shares of Common Stock and 100,000 Underlying Warrants. The terms and conditions of the Underlying Warrants are substantially identical to those of the Warrants offered hereby. The Representative's Warrants will be exercisable for a four-year term, commencing one year after the date of this Prospectus, at an exercise price equal to 120% of the initial public offering price of the Securities offered hereby. The Representative's Warrants will be restricted from sale, transfer, assignment or hypothecation except to the Underwriters, members of the selling group, and persons who are officers or partners of the Underwriters or members of the selling group, and except in certain other limited circumstances.

     The Representative's Warrants will give the holders an opportunity to profit from a rise in the market price of the Company's Common Stock to the extent that the market price exceeds the exercise price of the Representative's Warrants. Any profit realized by the Underwriters upon the sale of the Representative's Warrants or the securities issuable thereunder may be deemed to be additional underwriting compensation. If the Representative's Warrants are exercised, the interest of the Company's stockholders will be diluted. It may be more difficult for the Company to raise additional capital while the Representative's Warrants are outstanding, and the holders of the Underwriter's Warrants may be expected to exercise them when the Company, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by the Representative's Warrants.

     The Company has granted to the holders of the Representative's Warrants and the underlying securities certain rights with respect to registration under the Securities Act of the securities underlying the Representative's Warrants. For a period of four years commencing one year following the date of this Prospectus, either the Representative or the holders of not less than a majority of the Common Stock issued or issuable upon exercise of the Representative's Warrants and Underlying Warrants may require the Company to effect one registration under the Securities Act with respect to the Common Stock underlying the Representative's Warrants, the Underlying Warrants, and the Common Stock underlying the Underlying Warrants, and the Company is required to use its reasonable best efforts to effect such registration. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the four-year period commencing one year after the date of this Prospectus, the holders of the Representative's Warrants, the Underlying Warrants and the Common Stock underlying the Representative's Warrants and the Underlying Warrants are entitled to notice of such registration and may elect to include proposed dispositions of the Common Stock underlying the Representative's Warrants, the Underlying Warrants and the Common Stock underlying the Underlying Warrants in such registration. The registration of securities pursuant to the registration rights applicable to the Representative's Warrants may impede future financing.

     Directors, officers and certain principal stockholders of the Company owning a total of 1,050,000 shares of Common Stock will sign lock-up agreements under which such holders will agree not to offer, sell or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative. See "Description of Securities -- Shares Eligible for Future Sale."

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Company's Common Stock or the Warrants. The initial public offering price for the Securities has been determined by negotiations between the Company and the Representative of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the history and prospects of the Company, the present state of the Company's development, the industry in which it competes, an assessment of the Company's management, the market price for securities of comparable companies at the time of the offering, and other factors deemed relevant.

                                 LEGAL OPINIONS

     Certain legal matters with respect to the legality of the issuance of the shares of Common Stock and Warrants offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by O'Conner, Cavanagh, Anderson, Killingsworth & Beshares, a professional corporation, Phoenix, Arizona.

                                    EXPERTS

     The financial statements of Saigene (a development stage company) as of September 30, 1996 and December 31, 1996 and for the period from September 19, 1996 (inception) through December 31, 1996, September 19, 1996 (inception) through September 30, 1996 and the three months ended December 31, 1996, have been included herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the September 30 and December 31, 1996 financial statements contains an explanatory paragraph that states that the Company's losses from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 104, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington D.C. 20548 upon payment of the fees prescribed by the Commission.

                              SAIGENE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of KPMG Peat Marwick LLP, Independent Auditors.................................  F-2
Balance Sheets as of September 30, 1996 and December 31, 1996.........................  F-3
Statements of Operations for the period from September 19, 1996 (inception) through
  December 31, 1996, September 19, 1996 (inception) through September 30, 1996 and the three months ended December 31, 1996................................................  F-4
Statements of Shareholders' Deficit for the period from September 19, 1996 (inception)
  through September 30, 1996, and the three months ended December 31, 1996............  F-5
Statements of Cash Flows for the period from September 19, 1996 (inception) through
  December 31, 1996, September 19, 1996 (inception) through September 30, 1996 and the three months ended December 31, 1996................................................  F-6
Notes to Financial Statements.........................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Saigene Corporation:

     We have audited the accompanying balance sheets of Saigene Corporation (a development stage company) as of September 30, 1996 and December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for the periods from September 19, 1996 (inception) through December 31, 1996, September 19, 1996 (inception) through September 30, 1996 and the three months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saigene Corporation (a development stage company) as of September 30, 1996 and December 31, 1996, and the results of its operations and its cash flows for the periods from September 19, 1996 (inception) through December 31, 1996, September 19, 1996 (inception) through September 30, 1996 and the three months ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 8 to the financial statements, the Company's losses from operations and limited capital resources raise substantial doubt about the Company's ability to continue as a going concern. As more fully described in note 8 to the financial statements, the Company intends to improve its cash position through an initial public offering of its common stock. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG Peat Marwick LLP

Seattle, Washington
January 10, 1997, except as to note 9,
  which is as of February 12, 1997

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                        1996            1996
                                                                    -------------   ------------
                                             ASSETS
Current assets:
  Cash............................................................    $      --      $  198,302
  Receivables.....................................................           --          47,283
  Stockholder receivables.........................................       10,500              --
                                                                       --------      ----------
          Total current assets....................................       10,500         245,585
Property and equipment, net of accumulated depreciation of $1,907
  at December 31, 1996............................................        4,800         102,893
Intangible assets, net of accumulated amortization of $4,167 at
  December 31, 1996...............................................           --         995,833
Deferred offering costs...........................................           --          57,154
                                                                       --------      ----------
          Total assets............................................    $  15,300      $1,401,465
                                                                       --------      ----------

                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings, including $10,500 from stockholders at
     December 31, 1996............................................           --       1,370,000
  Accounts payable and accrued expenses...........................       56,567          64,578
                                                                       --------      ----------
          Total current liabilities...............................       56,567       1,434,578
Long-term debt....................................................           --         220,000
                                                                       --------      ----------
          Total liabilities.......................................       56,567       1,654,578
                                                                       --------      ----------
Stockholders' deficit:
  Preferred stock, .001 par value. Authorized 2,000,000 shares; no
     shares issued or outstanding.................................           --              --
  Common stock, .001 par value. Authorized 20,000,000 shares;
     issued and outstanding 1,050,000 shares......................        1,050           1,050
  Additional paid-in capital......................................        9,450           9,450
  Deficit accumulated during the development stage................      (51,767)       (263,613)
                                                                       --------      ----------
          Total stockholders' deficit.............................      (41,267)       (253,113)
Commitments, contingencies and subsequent events
                                                                       --------      ----------
                                                                      $  15,300      $1,401,465
                                                                       ========      ==========

                See accompanying notes to financial statements.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                            PERIOD FROM     PERIOD FROM
                                                           SEPTEMBER 19,   SEPTEMBER 19,
                                                               1996            1996           THREE
                                                            (INCEPTION)     (INCEPTION)       MONTHS
                                                              THROUGH         THROUGH         ENDED
                                                           DECEMBER 31,    SEPTEMBER 30,   DECEMBER 31,
                                                               1996            1996            1996
                                                           -------------   -------------   ------------
Research contract revenue................................    $  47,283      $        --     $   47,283
Operating expenses:
  Research and development...............................      131,370           12,283        119,087
  General and administrative.............................      163,648           39,484        124,164
                                                             ---------        ---------      ---------
          Total operating expenses.......................      295,018           51,767        243,251
                                                             ---------        ---------      ---------
          Loss from operations...........................     (247,735)         (51,767)      (195,968)
Interest expense.........................................      (15,431)              --        (15,431)
Other....................................................         (447)              --           (447)
                                                             ---------        ---------      ---------
          Net loss.......................................    $(263,613)     $   (51,767)    $ (211,846)
                                                             =========        =========      =========
Net loss per common share................................                   $      (.04)    $     (.15)
                                                                              =========      =========
Weighted average common shares outstanding...............                     1,457,083      1,457,083
                                                                              =========      =========

                See accompanying notes to financial statements.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                  DEFICIT
                                                                                ACCUMULATED
                                                 COMMON STOCK      ADDITIONAL   DURING THE        TOTAL
                                              ------------------    PAID-IN     DEVELOPMENT   STOCKHOLDERS'
                                               SHARES     AMOUNT    CAPITAL        STAGE         DEFICIT
                                              ---------   ------   ----------   -----------   -------------
Sale of common stock at inception...........  1,050,000   $1,050     $9,450      $       --     $  10,500
Net loss for the period September 19, 1996
  (inception) through September 30, 1996....         --       --         --         (51,767)      (51,767)
                                              ---------   ------     ------       ---------     ---------
Balances at September 30, 1996..............  1,050,000    1,050      9,450         (51,767)      (41,267)
Net loss for the three months ended December
  31, 1996..................................         --       --         --        (211,846)     (211,846)
                                              ---------   ------     ------       ---------     ---------
Balances at December 31, 1996...............  1,050,000.. $1,050     $9,450      $ (263,613)    $(253,113)
                                              =========   ======     ======       =========     =========

                See accompanying notes to financial statements.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                        PERIOD FROM       PERIOD FROM
                                                       SEPTEMBER 19,     SEPTEMBER 19,
                                                           1996              1996
                                                        (INCEPTION)       (INCEPTION)      THREE MONTHS
                                                          THROUGH           THROUGH           ENDED
                                                       DECEMBER 31,      SEPTEMBER 30,     DECEMBER 31,
                                                           1996              1996              1996
                                                       -------------     -------------     ------------
Cash flows from operating activities:
  Net loss...........................................   $  (263,613)       $ (51,767)       $ (211,846)
  Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation and amortization...................         6,074               --             6,074
     Changes in operating assets and liabilities:
       Accounts payable and accrued expenses.........        59,778           51,767             8,011
       Receivables...................................       (36,783)              --           (36,783)
                                                         ----------         --------        ----------
          Net cash used in operating activities......      (234,544)              --          (234,544)
                                                         ----------         --------        ----------
Cash used in investing activities -- acquisition of
  property and equipment.............................       (50,000)              --           (50,000)
                                                         ----------         --------        ----------
Cash flows from financing activities:
  Proceeds from short-term borrowings................       335,500               --           335,500
  Proceeds from long-term borrowings.................       220,000               --           220,000
  Repayment of borrowings............................       (15,500)              --           (15,500)
  Deferred offering costs............................       (57,154)              --           (57,154)
                                                         ----------         --------        ----------
          Net cash provided by financing
            activities...............................       482,846               --           482,846
                                                         ----------         --------        ----------
          Net increase in cash.......................       198,302               --           198,302
Cash at beginning of period..........................            --               --                --
                                                         ----------         --------        ----------
Cash at end of period................................   $   198,302        $      --        $  198,302
                                                         ==========         ========        ==========
Supplemental disclosure of cash flow
  information -- cash paid during the period for
  interest...........................................   $     4,500        $      --        $    4,500
                                                         ==========         ========        ==========
Supplemental disclosures of noncash investing and
  financing activities:
  Increase in receivable for purchase of common
     stock...........................................   $        --        $  10,500        $       --
  Liability incurred for purchased equipment.........         4,800            4,800                --
  Acquisition of diagnostic assets for notes payable:
     Property and equipment..........................        50,000               --            50,000
     Intangible assets...............................   $ 1,000,000        $      --        $1,000,000
                                                         ==========         ========        ==========

                 See accompanying notes to financial statements

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1996

(1)  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS

     Saigene Corporation (Company) is a biotechnology company focused on producing molecular based diagnostic tests in a portable and simple to use format. The Company was formed September 19, 1996 and has a fiscal year-end of September 30. As of December 31, 1996, the Company is considered to be in the development stage as the Company has not generated significant revenues and operations have primarily been focused on research and development and financing operations.

(B) PROPERTY AND EQUIPMENT

     Property and equipment are stated at allocated fair value. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets which are five years.

(C) INTANGIBLE ASSETS

     Intangible assets, primarily including existing probe technologies, patent applications, government grants and certain contracts and licenses, are stated at fair value and are amortized using the straight-line method over 15 to 20 years. The Company assesses the recoverability of intangible assets by determining whether the remaining balance can be recovered through forecasted future operations. The amount of impairment, if any, is measured based on projected future results discounted at a rate reflecting the Company's average cost of funds.

(D) DEFERRED OFFERING COSTS

     Deferred offering costs include costs incurred in connection with the proposed initial public offering. Such costs have been capitalized and will be charged against additional paid-in capital upon completion of the proposed offering or will be expensed in the event the offering is unsuccessful.

(E) INCOME TAXES

     Deferred income taxes are provided based on the estimated future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

(F) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has financial instruments consisting of cash, receivables, accounts payable, short-term borrowings and long-term debt. The Company has determined the fair value of its financial instruments using available market information and appropriate valuation methodologies. The fair value of the Company's financial instruments approximates their carrying amount.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(G) LOSS PER SHARE

     Loss per share is calculated by dividing net loss by the weighted average number of common shares and dilutive common share equivalents outstanding. Common share equivalents include unexercised stock options and warrants. Common share equivalents issued during the 12 months immediately preceding the anticipated date of the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, even though it was a loss period where the impact of the incremental shares is antidilutive, using the treasury stock method and an assumed initial public offering price of $6 per share.

(H) STOCK COMPENSATION PLANS

     The Company has adopted Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation, and has elected to continue accounting for these types of equity instruments under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No grants have been made to employees as of December 31, 1996.

(I) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  ACQUISITION OF DIAGNOSTIC ASSETS FROM EPOCH PHARMACEUTICALS, INC. (EPOCH)

     In November 1995, Epoch sold assets and technology associated with its diagnostic division to Becton-Dickinson for $8,510,000. The assets sold related to Epoch's development, marketing and sale of diagnostic products which involve the use of nucleic acid probes to detect and identify microorganisms in biological samples under the names "Affirm VP," "Affirm VPIII," "Affirm DP," "Hybriquick" and "Isoquick" and included tangible personal property, interests in certain contracts and other instruments, rights in permits and licenses, raw materials and inventory, rights in customer lists, records and data, computer software programs, goodwill and causes of action held by Epoch against third parties. Effective November 26, 1996, the Company purchased certain remaining diagnostic assets (the Assets) from Epoch related to the Company's focus of producing molecular-based diagnostic tests. The Assets primarily included tangible personal property, existing DNA probe technologies, patent applications, government grants and certain contracts and licenses. The purchase price for the assets was $1,100,000. Intangible assets of $1,000,000 were recorded with respect to the acquisition. The Company made an initial payment of $50,000. The remaining balance of $1,050,000 bears interest at 8%, payable in monthly installments of $10,000 to March 31, 1997 or the closing of the Company's next financing (including either a private placement or initial public offering), whichever occurs first, at which time the remaining balance is due.

     Between the time of the purchase by Becton-Dickinson and the purchase by the Company, costs of approximately $520,000 were incurred by Epoch related to the diagnostic assets purchased by the Company. Additionally, the Company has a right of first refusal with Becton-Dickinson, expiring in June 1997, to acquire a license to certain patent rights for use only for development and submission of information for consideration by the United States Food and Drug Administration in its review of an application for PMA for a periodontal diagnostic product, a supply agreement for Becton-Dickinson processors and reagent kits for use in

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the development and submission and a license to the patent rights for use in marketing, using and selling a periodontal diagnostic product.

(3)  SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1996            1996
                                                                   -------------   ------------
    Note payable, interest of 8%, payable in monthly installments of $10,000 through March 31, 1997 with remaining balance
      due upon the earlier of the closing of the Company's next
      financing (including either a private placement or initial
      public offering) or March 31, 1997.........................   $        --     $1,034,500
    Note payable, interest of 14%, unpaid principal and interest due in full upon the earlier of the closing of an initial
      public offering or November 3, 1997........................            --        250,000
    Note payable, interest of 8%, payable upon the final funding
      of the convertible subordinated debenture financing........            --         75,000
    Note payables to stockholders, interest of 8%, unpaid
      principal and interest due on September 30, 1997...........            --         10,500
                                                                            ---     ----------
                                                                    $        --     $1,370,000
                                                                            ===     ==========

     In connection with the issuance of the 14% note payable, the Company committed to issue 25,000 shares of common stock at $.01 per share, which have not been issued at December 31, 1996.

(4)  LONG-TERM DEBT

     Long-term debt consists of a $600,000 commitment for convertible subordinated debentures bearing interest at 8% which is payable quarterly. If an initial public offering is not declared effective by March 31, 1997, the Company must pay an additional $15,000 per month until the initial public offering is declared effective. Unpaid principal and interest is due in full on September 30, 2006. On November 15, 1996 and December 15, 1996, the Company received $100,000 and $120,000, respectively, of proceeds from the financing with $380,000 to be funded on or before February 28, 1997.

     The convertible subordinated debentures can be converted into shares of common stock unconditionally at any time at the rate of $1.715 per share. In association with this financing, the Company issued a warrant for 250,000 shares of common stock and a warrant for 65,000 shares of common stock both exercisable at $3.00 per share expiring October 2, 2006. Both the conversion rate of the convertible subordinated debentures and the exercise price of the 250,000 warrants are based on an assumed initial public offering price of $6.00 and have antidilution provisions in the event the price of common stock in an initial public offering is less than $6.00 per share. Also, an additional 225,000 shares of common stock are to be issued at $.01 per share none of which have been issued as of December 31, 1996. The Company granted "piggyback" registration rights at the expense of the Company for both converted shares and the stock purchase warrants subsequent to an initial public offering.

(5)  CONSULTING AND EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with five employees through September 1999. Annual base salaries total approximately $550,000 under these agreements.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has entered into a management consulting agreement with Kenneth
R. Waters, a director of the Company. Total compensation under the agreement is $50,000, payable at $1,000 per month for 30 months beginning in November 1996 and $20,000 payable upon completion of an initial public offering.

     The Company entered into a consulting agreement with one of the lenders associated with the convertible subordinated debentures. Total compensation under the agreement is $60,000. Payment of $30,000 will be made upon completion of the next financing and $30,000 by March 31, 1997.

(6)  RESEARCH CONTRACTS

     The Company has a collaborative relationship with the Monterey Bay Aquarium Research Institute. In addition, the Company presently has three SBIR phase I grants for Oral Spirochetes, Antibiotic Susceptibility Testing for Oral Bacteria, and Rapid Automated DNA Probe Diagnostic Test for Malaria. The total amount remaining to be awarded under these grants and collaborative relationship is approximately $147,000.

     The Company entered into an additional collaborative research agreement with Monterey Bay Aquarium Research Institute, commencing in December 1996. The agreement calls for the Company to supply its Universal Assay System and manufacture reagents for the study of toxic algae. This new agreement is in effect until March 1997 and provides for funding in the amount of $24,500.

(7)  INCOME TAXES

     There was no income tax benefit attributable to the net loss for the period from inception through September 30, 1996 or the three months ended December 31, 1996 because of a valuation allowance established for the deferred tax asset relating to the loss carryforward generated.

     The tax effects of net operating loss carryforwards that give rise to a deferred tax asset at September 30, 1996 and December 31, 1996 are as follows:

                                                                   SEPTEMBER 30,   DECEMBER 31,
                                                                       1996            1996
                                                                   -------------   ------------
    Deferred tax asset -- net operating loss carryforwards.......    $  17,601       $ 87,644
      Less valuation allowance...................................      (17,601)       (87,644)
                                                                      --------       --------
              Net deferred tax assets............................    $      --       $     --
                                                                      ========       ========

     The net increase in the total valuation allowance was $17,601 and $70,043 for the period September 19, 1996 through September 30, 1996 and the three months ended December 31, 1996, respectively. The increases were due to the uncertainty of the utilization of the net operating loss carryforwards.

     At December 31, 1996, the Company had net operating loss carryforwards of $257,775 available to offset future taxable income, if any, which expire beginning in 2011.

     Ownership changes from the issuance of common stock in connection with the Company's planned initial public offering may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income or tax liability.

(8)  OPERATIONS AND FINANCING

     The Company's financial statements have been prepared on the basis that the Company will continue as a going concern.

     The Company incurred net losses of $263,613 from September 19, 1996 (inception) through December 31, 1996 and has negative working capital in the amount of $1,188,993 at December 31, 1996. The Company will be unable to continue operations without additional financing.

                              SAIGENE CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company intends to improve its cash position through an initial public offering of its common stock. The Company intends to offer for sale, as part of the initial public offering, 1,000,000 shares of common stock at a price of $6.00 per share. Management believes that the net proceeds from the offering will provide sufficient funds to allow the Company to operate for 18 months.

(9)  SUBSEQUENT EVENTS

     In February 1997, the Company adopted the 1997 Stock Plan, 1997 Director Stock Option Plan and the 1997 Employee Stock Purchase Plan.

     1997 Stock Plan (Stock Plan). The Company will grant stock options and stock purchase rights to employees and consultants pursuant to the Stock Plan. A total of 375,000 shares of common stock have been reserved for issuance pursuant to the Stock Plan. No options have been granted and no shares have been issued under the Stock Plan. No employee may be granted options to purchase more than 100,000 shares of common stock in any fiscal year, provided, however, that in connection with an employee's initial employment, an additional 100,000 shares may be granted which will not count against the annual limitation. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant, provided, however, that incentive stock options granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must have an exercise price equal to 110% of such fair market value. Options granted under the Stock Plan will typically become exercisable at a rate of 25% of the shares subject to the option at the end of the fiscal year following the date of grant and approximately 2% of the shares subject to the option at the end of each calendar month thereafter until fully vested at the end of four years. Incentive stock options granted to 10% stockholders must be exercised within five years after the grant date, and other incentive stock options must be exercised within ten years after the grant date.

     1997 Director Stock Option Plan (Director Plan). A total of 150,000 shares of common stock have been authorized for issuance under the Director Plan. Each nonemployee director will automatically be granted a nonstatutory option to purchase 10,000 shares of common stock on the date on which such person first becomes a director. On the date of each annual meeting of stockholders of the Company after approval of the Director Plan, each nonemployee director will automatically receive an additional nonstatutory option to purchase 2,500 shares of common stock. The exercise price of all options granted under the Director Plan will be equal to the fair market value of the common stock on the date of grant. Each option granted under the Director Plan will vest in installments cumulatively as to 25% of the shares subject to the option on each anniversary of the date of the grant.

     1997 Employee Stock Purchase Plan (Purchase Plan). The Company has reserved 100,000 shares of common stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of common stock from the Company through payroll deductions of up to 15% of his or her compensation, at a price per share equal to 85% of the lower of (i) the fair market value of the Company's common stock on the first day of an offering period under the Purchase Plan or (ii) the fair market value of the common stock on the last day of an offering period (an "Exercise Date"). Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan.

------------------------------------------------------
------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    5
Use of Proceeds............................   18
Dividend Policy............................   18
Capitalization.............................   19
Dilution...................................   20
Selected Financial Data....................   21
Management's Discussion and Analysis
  Financial of Condition and Results of
  Operations...............................   22
Business...................................   26
Management.................................   40
Certain Transactions.......................   44
Principal Stockholders.....................   45
Description of Securities..................   46
Shares Eligible for Future Sale............   48
Underwriting...............................   49
Legal Opinions.............................   51
Experts....................................   51
Additional Information.....................   51
Index to Financial Statements..............  F-1

                               ------------------

  UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                              SAIGENE CORPORATION
                                1,000,000 SHARES

                                       OF

                                  COMMON STOCK

                                      AND

                               1,000,000 WARRANTS
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                                DICKINSON & CO.
                                           , 1997

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant has entered into indemnification agreements with each officer and director which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

     The form of Underwriting Agreement, to be filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                                     AMOUNT
                                                                                     TO BE
                                                                                      PAID
                                                                                    --------
Registration Fee..................................................................  $  4,791
NASD Filing Fee...................................................................         *
Nasdaq Listing Fee................................................................         *
Boston Stock Exchange Listing Fee.................................................         *
Printing and Engraving............................................................         *
Legal Fees and Expenses...........................................................         *
Accounting Fees and Expenses......................................................         *
Blue Sky Fees and Expenses........................................................         *
Transfer Agent and Registrar Fees.................................................         *
Miscellaneous.....................................................................         *
                                                                                    --------
          Total...................................................................  $400,000
                                                                                    ========

---------------

* To be filed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since Inception, the Registrant has sold and issued the following unregistered securities.

     (1) In September 1996, the Company sold and issued 315,000 shares of its Common Stock to Ronald R. Helm for $0.01 per share for $3,150.

     (2) In September 1996, the Company sold and issued 430,500 shares of its Common Stock to Allan G. Cochrane for $0.01 per share for $4,305.

     (3) In September 1996, the Company sold and issued 94,500 shares of its Common Stock to Paul Hadock for $0.01 per share for $945.

     (4) In September 1996, the Company sold and issued 94,500 shares of its Common Stock to Judith Howard for $0.01 per share for $945.

     (5) In September 1996, the Company sold and issued 115,500 shares of its Common Stock to Jack U'ren for $0.01 per share for $1,155.

     (6) In           , 1997, the Company sold and issued a debenture
convertible into 350,000 shares of its Common Stock and a warrant to purchase 250,000 shares of Common Stock to Jallow International, Ltd. for $600,250.

     (7) In           , 1997, the Company issued 250,000 shares of its Common
Stock and an option to purchase 65,000 shares of its Common Stock to various individuals associated with Renaissance Management Partners Inc. for services rendered by Renaissance Management Partners Inc.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                                                                         SEQUENTIALLY
                                                                                           NUMBERED
EXHIBIT                                  EXHIBIT DESCRIPTION                                 PAGE
-------       -------------------------------------------------------------------------  ------------
  1.1*     -- Form of Underwriting Agreement (draft dated)
  3.1      -- Amended and Restated Certificate of Incorporation of the Registrant, as
              amended
  3.2      -- Bylaws of the Registrant
  4.1*     -- Form of Registrant's Common Stock Certificate
  5.1*     -- Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued
 10.1      -- Asset Purchase Agreement dated November 26, 1996 between Registrant and
              Epoch Pharmaceuticals, Inc.
 10.2*     -- Agreement for Right of First Refusal dated December 17, 1997 between
              Registrant and Becton, Dickinson and Company
 10.3*     -- License Agreement dated January 10, 1997 between Registrant and Virginia
              Mason Research Center
 10.4*     -- Form of Warrant to be offered hereby
 10.5*     -- Form of Representative's warrant
 10.6*     -- Form of Bridge Note Warrant
 10.7*     -- Convertible Subordinated Debenture due September 30, 2006
 10.8*     -- Letter Agreement with Saigene 1000 dated October 2, 1996
 10.9      -- Promissory Note dated November 4, 1996 with B. Andrighetto
 10.10     -- Founder Promissory Notes
 10.11     -- 1997 Stock Plan
 10.12     -- 1997 Director Stock Option Plan
 10.13     -- 1997 Employee Stock Purchase Plan
 10.14     -- Facilities Lease and Administration Support Contract by and between
              Registrant and Epoch Pharmaceuticals, Inc. dated October, 1996
 10.15     -- Form of Indemnity Agreement
 10.16     -- Employment Agreement with R. Helm
 10.17     -- Employment Agreement with A. Cochrane
 11.1      -- Statement of computation of earnings per share

                                                                                         SEQUENTIALLY
                                                                                           NUMBERED
EXHIBIT                                  EXHIBIT DESCRIPTION                                 PAGE
-------       -------------------------------------------------------------------------  ------------
 23.1      -- Consent of KPMG Peat Marwick LLP
 23.2      -- Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)
 24.1      -- Power of Attorney (see part II-5)
 27.1      -- Financial Data Schedule

---------------

* To be supplied by amendment.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto

ITEM 28.  UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 12th day of February 1997.

                                          SAIGENE CORPORATION

                                          By:       /s/ RONALD R. HELM
                                            ------------------------------------
                                                       Ronald R. Helm
                                                Chief Executive Officer and
                                                       Vice-Chairman of
                                                   the Board of Directors

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints, jointly and severally, Ronald R. Helm and Allan G. Cochrane, and each one of them, his true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form SB-2 (including post-effective amendments or any abbreviated registration statement, and any amendments thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, increasing the amount of securities for which registration is being sought), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

                 SIGNATURES                                TITLE                     DATE
---------------------------------------------  -----------------------------  ------------------

            /s/ ALLAN G. COCHRANE              President, Director, Chief     February 12, 1997
---------------------------------------------    Operating Officer, Chief
              Allan G. Cochrane                  Financial Officer and
                                                 Treasurer (Principal
                                                 Accounting Officer)

          /s/ RONALD R. HELM, J.D.             Chief Executive Officer,       February 12, 1997
---------------------------------------------    Vice-Chairman of the Board
            Ronald R. Helm, J.D.                 of Directors and Secretary

         /s/ KENNETH R. WATERS, J.D.           Director                       February 12, 1997
---------------------------------------------
           Kenneth R. Waters, J.D.

             /s/ EDWARD E. FABER               Chairman of the Board of       February 12, 1997
---------------------------------------------    Directors and Director
               Edward E. Faber

                                 EXHIBIT INDEX

                                                                                        SEQUENTIALLY
                                                                                          NUMBERED
EXHIBIT                                  EXHIBIT DESCRIPTION                                PAGE
-------         ----------------------------------------------------------------------  ------------
  1.1*      --  Form of Underwriting Agreement (draft dated)
  3.1       --  Amended and Restated Certificate of Incorporation of the Registrant
  3.2       --  Bylaws of the Registrant
  4.1*      --  Form of Registrant's Common Stock Certificate
  5.1*      --  Opinion of Wilson Sonsini Goodrich & Rosati regarding legality of the securities being issued
 10.1       --  Asset Purchase Agreement dated November 26, 1996 between Registrant and Epoch Pharmaceuticals, Inc.
 10.2*      --  Agreement for Right of First Refusal dated December 17, 1996 between
                Registrant and Becton, Dickinson and Company
 10.3*      --  License Agreement dated January 10, 1997 between Registrant and
                Virginia Mason Research Center
 10.4*      --  Form of Warrant to be offered hereby
 10.5*      --  Form of Representative's warrant
 10.6*      --  Form of Bridge Note Warrant
 10.7*      --  Convertible Subordinated Debenture due September 30, 2006
 10.8*      --  Letter Agreement with Saigene 1000 dated October 2, 1996
 10.9       --  Promissory Note dated November 4, 1996 with B. Andrighetto
 10.10      --  Founder Promissory Notes
 10.11      --  1997 Stock Plan
 10.12      --  1997 Director Stock Option Plan
 10.13      --  1997 Employee Stock Purchase Plan
 10.14      --  Facilities Lease and Administration Support Contract by and between
                Registrant and Epoch Pharmaceuticals, Inc. dated October, 1996
 10.15      --  Form of Indemnity Agreement
 10.16      --  Employment Agreement with R. Helm
 10.17      --  Employment Agreement with A. Cochrane
 11.1       --  Statement of computation of earnings per share
 23.1       --  Consent of KPMG Peat Marwick LLP
 23.2       --  Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)
 24.1       --  Power of Attorney (see part II-5)
 27.1       --  Financial Data Schedule

---------------

* To be supplied by amendment.